                                                                  EXHIBIT 4(25)

--------------------------------------------------------------------------------

                                 LOAN AGREEMENT

                          Dated as of December 18, 1998

                                      among

                              RIO PROPERTIES, INC.
                                       and
                                RIO LEASING, INC.

                         BANK OF AMERICA NATIONAL TRUST
                             AND SAVINGS ASSOCIATION
                                    as Agent

                      NATIONSBANC MONTGOMERY SECURITIES LLC
                                as Lead Arranger

                                       and

                        THE OTHER FINANCIAL INSTITUTIONS
                                  PARTY HERETO

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

                                TABLE OF CONTENTS

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

ARTICLE 1   DEFINITIONS .................................................    1
      1.01  Defined Terms ...............................................    1
      1.02  Other Interpretive Provisions ...............................   25
      1.03  Accounting Principles .......................................   26

ARTICLE 2   THE CREDIT ..................................................   26
      2.01  Amounts and Terms of Commitment .............................   26
      2.02  Notes .......................................................   27
      2.03  Procedure for Borrowing .....................................   27
      2.04  Conversion and Continuation Elections .......................   29
      2.05  Voluntary Termination or Reduction of
            Aggregate Commitment ........................................   30
      2.06  Optional Prepayments ........................................   30
      2.07  Mandatory Commitment Reductions; Mandatory
            Prepayments of Loans ........................................   31
      2.08  Repayment ...................................................   31
      2.09  Interest ....................................................   31
      2.10  Fees ........................................................   32
      2.11  Computation of Fees and Interest ............................   33
      2.12  Payments by the Borrowers ...................................   34
      2.13  Payments by the Lenders to the Agent ........................   35
      2.14  Sharing of Payments, Etc ....................................   35
      2.15  Security and Guarantees .....................................   36

ARTICLE 3 TAXES, YIELD PROTECTION AND ILLEGALITY ........................   36
      3.01  Taxes .......................................................   36
      3.02  Illegality ..................................................   39
      3.03  Increased Costs and Reduction of Return .....................   40
      3.04  Funding Losses ..............................................   41
      3.05  Inability to Determine Rates ................................   42
      3.06  Certificates of Lenders .....................................   42
      3.07  Survival ....................................................   42

ARTICLE 4 CONDITIONS PRECEDENT ..........................................   42
      4.01  Conditions of Initial Loans .................................   42
      4.02  Conditions to All Borrowings ................................   46

ARTICLE 5 REPRESENTATIONS AND WARRANTIES ................................   47
      5.01  Corporate Existence and Power ...............................   47
      5.02  Corporate Authorization; No Contravention ...................   48
      5.03  Governmental Authorization ..................................   48
      5.04  Binding Effect ..............................................   49
      5.05  Litigation ..................................................   49
      5.06  No Default ..................................................   49

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

      5.07  ERISA Compliance ............................................   49
      5.08  Use of Proceeds; Margin Regulations .........................   51
      5.09  Title to Properties .........................................   51
      5.10  Taxes .......................................................   52
      5.11  Financial Condition/Material Adverse Effect .................   52
      5.12  Environmental Matters .......................................   53
      5.13  Collateral Documents ........................................   54
      5.14  Regulated Entities ..........................................   55
      5.15  No Burdensome Restrictions ..................................   55
      5.16  Solvency ....................................................   55
      5.17  Labor Relations .............................................   55
      5.18  Copyrights, Patents, Trademarks and Licenses, etc ...........   55
      5.19  Subsidiaries and Other Investments ..........................   55
      5.20  Insurance ...................................................   56
      5.21  Full Disclosure .............................................   56
      5.22  Projections .................................................   56
      5.23  Gaming Laws .................................................   56
      5.24  Management Agreement ........................................   56

ARTICLE 6 AFFIRMATIVE COVENANTS .........................................   56
      6.01  Financial Statements ........................................   57
      6.02  Certificates; Other Information .............................   58
      6.03  Notices .....................................................   59
      6.04  Preservation of Corporate Existence, Etc ....................   61
      6.05  Maintenance of Property .....................................   61
      6.06  Insurance ...................................................   61
      6.07  Payment of Obligations ......................................   62
      6.08  Compliance with Laws ........................................   62
      6.09  Inspection of Property and Books and Records ................   62
      6.10  Environmental Laws ..........................................   63
      6.11  Use of Proceeds .............................................   63
      6.12  Solvency ....................................................   63
      6.13  New Subsidiaries ............................................   63
      6.14  Additional Collateral .......................................   63
      6.15  Requirements of Law .........................................   64
      6.16  Permits, Licenses and Approvals .............................   64
      6.17  Purchase of Materials; Conditional Sales Contracts ..........   64
      6.18  Site Visits; Right to Stop Work .............................   64
      6.19  Protection Against Lien Claims ..............................   65
      6.20  Signs and Publicity .........................................   65
      6.21  Leases of Company Premises ..................................   65
      6.22  Further Assurances ..........................................   66
      6.23  Pledge of Borrowers Stock ...................................   66

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

ARTICLE 7   NEGATIVE COVENANTS ..........................................   67
      7.01  Limitation on Liens .........................................   67
      7.02  Disposition of Assets .......................................   69
      7.03  Consolidations and Mergers ..................................   69
      7.04  Loans and Investments .......................................   70
      7.05  Limitation on Indebtedness ..................................   71
      7.06  Transactions with Affiliates ................................   71
      7.07  Use of Proceeds .............................................   72
      7.08  Contingent Obligations ......................................   72
      7.09  Joint Ventures ..............................................   73
      7.10  Compliance with ERISA .......................................   73
      7.11  Lease Obligations ...........................................   73
      7.12  Restricted Payments .........................................   74
      7.13  Capital Expenditures ........................................   74
      7.14  Interest Coverage Ratio .....................................   74
      7.15  Maximum Total Leverage Ratio ................................   75
      7.16  Maximum Senior Leverage Ratio ...............................   75
      7.17  Change in Business ..........................................   75
      7.18  Change in Structure .........................................   75
      7.19  Accounting Changes ..........................................   76
      7.20  Other Contracts .............................................   76
      7.21  Management Agreement ........................................   76
      7.22  Improvement District ........................................   76

ARTICLE 8   EVENTS OF DEFAULT ...........................................   76
      8.01  Event of Default ............................................   76
      8.02  Remedies ....................................................   81
      8.03  Rights Not Exclusive ........................................   82

ARTICLE 9 THE AGENT .....................................................   82
      9.01  Appointment and Authorization ...............................   82
      9.02  Delegation of Duties ........................................   82
      9.03  Liability of Agent ..........................................   83
      9.04  Reliance by Agent ...........................................   83
      9.05  Notice of Default ...........................................   84
      9.06  Credit Decision .............................................   84
      9.07  Indemnification .............................................   85
      9.08  Agent in Individual Capacity ................................   85
      9.09  Successor Agent .............................................   86
      9.10  Collateral Matters ..........................................   86

ARTICLE 10 MISCELLANEOUS ................................................   87
      10.01  Amendments and Waivers .....................................   87
      10.02  Notices ....................................................   88
      10.03  No Waiver; Cumulative Remedies .............................   89
      10.04  Costs and Expenses .........................................   89
      10.05  Indemnity ..................................................   90

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      10.06  Marshaling; Payments Set Aside .............................   91
      10.07  Successors and Assigns .....................................   91
      10.08  Assignments, Participations, etc. ..........................   91
      10.09  Setoff .....................................................   94
      10.10  Notification of Addresses, Lending Offices, Etc ............   95
      10.11  Counterparts ...............................................   95
      10.12  Severability ...............................................   95
      10.13  No Third Parties Benefited .................................   95
      10.14  Time .......................................................   95
      10.15  Governing Law and Jurisdiction .............................   95
      10.16  Waiver of Jury Trial .......................................   96
      10.17  Notice of Claims; Claims Bar ...............................   96
      10.18  Entire Agreement ...........................................   97
      10.19  Interpretation .............................................   97
      10.20  Guarantor and Suretyship Provisions ........................   97

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                                TABLE OF CONTENTS

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

SCHEDULES

Schedule 1.01A  Real Property Description
Schedule 1.01B  Cinderlane Real Property Description
Schedule 1.01C  Proposed Rio Expansion Description
Schedule 2.01   Commitments of the Lenders
Schedule 5.05   Litigation
Schedule 5.07   ERISA
Schedule 5.11   Indebtedness Not Shown on Financial Statements
Schedule 5.12   Environmental Matters
Schedule 5.19   Subsidiaries and Equity Investments
Schedule 5.28   Excluded Cinderlane Property
Schedule 6.26   Existing Leases
Schedule 7.01   Permitted Liens
Schedule 7.05   Permitted Indebtedness
Schedule 7.08   Contingent Obligations

EXHIBITS

Exhibit A       Note
Exhibit B       Notice of Borrowing
Exhibit C       Notice of Continuation/Conversion
Exhibit D       Compliance Certificate
Exhibit E       Assignment and Acceptance Agreement
Exhibit F       Projections

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                                      -i-

                                 LOAN AGREEMENT

            This LOAN AGREEMENT (as the same may be amended, supplemented or otherwise modified from time to time, this "Agreement"), dated as of December 18, 1998, is entered into by and among Rio Properties, Inc., a Nevada corporation (the "Company"), Rio Leasing, Inc., a Nevada corporation ("Rio Leasing"; the Company and Rio Leasing, each a "Borrower" and collectively, the "Borrowers"), the several financial institutions party to this Agreement, and Bank of America National Trust and Savings Association, as agent for the Lenders. In consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

            1.01 Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

            "Acquisition" means any transaction or series of related transactions entered into by the Borrowers or any of their Subsidiaries for the purpose of or resulting in (a) the acquisition, directly or indirectly, of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition, directly or indirectly, of in excess of 50% of the capital stock, partnership interests or equity of any Person or otherwise causing any Person to become a Subsidiary of a Borrower, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary of a Borrower) provided that a Borrower or a Borrower's Subsidiary is the surviving entity.

            "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. Without limitation, any director, executive officer or beneficial owner of 10% or more of the equity of a Person shall for the purposes of this Agreement, be deemed to control the other Person. In no event shall any Lender be deemed an "Affiliate" of a Borrower or of any Subsidiary of a Borrower.

            "Agent" means BofA in its capacity as agent for the Lenders hereunder, and any successor agent.

            "Agent Related Persons" means BofA and any successor agent arising under Section 9.09, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

            "Agent's Payment Office" means the address for payments set forth on the signature page hereto in relation to the Agent or such other address as the Agent may from time to time specify in accordance with Section 10.02.

            "Aggregate Commitment" means the combined Commitments of the Lenders, in the initial amount of $125,000,000, as such amount may be reduced from time to time pursuant to this Agreement.

            "Agreement" means this Loan Agreement, as it may from time to time be supplemented, modified, amended, renewed, or extended.

            "Applicable Margin" means, for each Pricing Period, the following margins over the Base Rate and the Eurodollar Rate, as applicable, and the following commitment fee rate per annum, in each case for the relevant periods when the Total Leverage Ratio for such Pricing Period is as follows:


            Total Leverage                Base
            Ratio Total        LIBOR      Rate
            Debt/EBITDA        Margin     Margin    Commitment Fee
            -----------------    ------     ------    --------------

            x greater than or
              equal to 3.00x     2.25%      1.25%     0.50%
            -----------------    ------     ------    --------------
            x Less than 3.00X    1.75%      0.75%     0.50%
            -----------------    ------     ------    --------------


            "Appraisal" means a real estate appraisal conducted in accordance with the Uniform Standards of Professional Appraisal Practice (as promulgated by the Appraisal Standards Board of the Appraisal Foundation) and all Requirements of Law applicable to the Lenders, and applicable internal policies of the Agent, undertaken by an independent appraisal firm satisfactory to the Agent and the Majority Lenders, and providing an assessment of fair market value of a parcel of property, and taking into account any and all Estimated Remediation Costs.

            "Appraisal Value" means the appraised "as is" market value of the Real Property, as evidenced by a certificate of an independent appraiser selected by the Agent and determined by an Appraisal that in the opinion of such appraiser and Majority Lenders conforms to the Agent's guidelines regarding appraisal procedures and applicable regulations issued thereunder all as the same may be amended, modified or superseded from time to time.

            "Assignee" has the meaning specified in Section 10.08(a).

            "Assignment and Acceptance" has the meaning specified in Section 10.08(a).

            "Attorney Costs" means and includes all reasonable fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

            "Available Commitment" with respect to each Lender, means an amount equal to such Lender's Commitment Percentage of the unused portion of the Aggregate Commitment.

            "Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. ss. 101, et seq.).

            "Base Rate" means the higher of:

                  (a) the rate of interest publicly announced from time to time by BofA in San Francisco, California, as its "reference rate." It is a rate set by BofA based upon various factors including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate; and

                  (b) 0.50% per annum above the latest Federal Funds Rate.

            Any change in the reference rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change.

            "Base Rate Loan" means a Loan that bears interest based on the Base Rate.

            "BofA" means Bank of America National Trust and Savings Association, a national banking association.

            "Borrower" means the Company or Rio Leasing (collectively, the "Borrowers").

            "Borrowers Security Agreement" means the Pledge and Security Agreement executed by the Company and Rio Leasing on the Closing Date, as it may from time to time be supplemented, modified, amended, renewed, or extended.

            "Borrowing" means a borrowing hereunder consisting of Loans made to a Borrower on the same day by the Lenders pursuant to Article 2.

            "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, San Francisco, or Las Vegas, Nevada are authorized or required by law to close and, if the applicable Business Day relates to any Eurodollar Rate Loan, means such a day on which dealings are carried on in the London offshore dollar interbank market.

            "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

            "Capital Expenditures" means, for any period and with respect to any Person, all expenditures by such Person and its Subsidiaries for the acquisition or leasing of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period and including any amount which is required to be treated as an asset subject to a Capital Lease) which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries. For the purpose of this definition, the purchase price of equipment which is purchased simultaneously with the trade-in of existing equipment owned by such Person or any of its Subsidiaries or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for such equipment being traded in at such time, or the amount of such proceeds, as the case may be.

            "Capital Lease" has the meaning specified in the definition of Capital Lease Obligations.

            "Capital Lease Obligations" means all monetary obligations of a Borrower or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease ("Capital Lease").

            "Cash Equivalents" means:

                  (a) securities issued or fully guaranteed or insured by the
            United States Government or any agency thereof and backed by the full faith and credit of the United States having maturities of not more than six months from the date of acquisition;

                  (b) certificates of deposit, time deposits, Eurodollar time deposits, repurchase agreements, reverse repurchase agreements, or bankers' acceptances, having in each case a tenor of not more than six months, issued by any Lender, or by any U.S. commercial bank or any branch or agency of a non-U.S. bank licensed to conduct business in the U.S. having combined capital and surplus of not less than

            $100,000,000 whose short term securities are rated at least A1 by Standard & Poor's Corporation and P1 by Moody's Investors Service, Inc.;

                  (c) commercial paper of an issuer rated at least A1 by
            Standard & Poor's Corporation or P1 by Moody's Investors Service Inc. and in either case having a tenor of not more than three months.

            "CERCLA" has the meaning specified in the definition of "Environmental Laws."

            "Cinderlane" means Cinderlane, Inc., a Nevada corporation.

            "Cinderlane Property" means that certain real property located adjacent to the Rio Hotel and Casino described on Schedule 1.01B, which real property is owned by Cinderlane as of the Closing Date.

            "Closing Date" means the date on which all conditions precedent set forth in Section 4.01 are satisfied or waived by all Lenders.

            "Code" means the Internal Revenue Code of 1986, as amended from time to time and regulations promulgated thereunder.

            "Collateral" means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Borrower or any of its Subsidiaries in or upon which a Lien now or hereafter exists in favor of the Lenders, or the Agent on behalf of the Lenders, whether under this Agreement or under any other documents executed by any such persons and delivered to the Agent or the Lenders.

            "Collateral Documents" means, collectively, (i) the Borrowers Security Agreement, the Mortgages, and all other security agreements, pledge agreements, mortgages, deeds of trust, patent and trademark assignments, lease assignments, guarantees and other similar agreements between any Borrower or any of its Subsidiaries and the Lenders or the Agent for the benefit of the Lenders now or hereafter delivered to the

Lenders or the Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any Borrower or any of its Subsidiaries as debtor in favor of the Lenders or the Agent for the benefit of the Lenders as secured party and (ii) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

            "Commitment" means, as to each Lender, the amount set forth opposite the Lender's name in Schedule 2.01 under the heading "Commitment" (such amount as the same may reduced pursuant to Sections 2.06 or 2.08 or as a result of one or more assignments pursuant to Section 10.08).

            "Commitment Percentage" means, as to any Lender, the percentage which is equal to such Lender's Commitment divided by the Aggregate Commitment.

            "Completion" means, with respect to the Rio Expansion Project, that
(a) a temporary certificate of occupancy has been issued by the Clark County Building Department; (b) a Notice of Completion has been duly recorded; (c) all materialmen's claims, mechanics, liens or other Liens or claims for Liens directly related thereto (other than those created pursuant to the Loan Documents) have been paid or satisfactory provisions have been made for such payment; (d) certificates have been delivered, by the project architect and project manager and by a Responsible Officer of the Company, to the Agent and the Lenders certifying that the Rio Expansion Project has been substantially completed in accordance with the construction plans therefor and all applicable building laws, ordinances and regulations; and (e) the Rio Expansion Project is in a condition (including installation of fixtures, furnishings and equipment) to receive customers and fully engage in its operations in the ordinary course of business. For the purposes of the preceding sentence, satisfactory provision for payment of claims, Liens and claims for Liens shall be deemed to have been made if a bond, escrow or trust account for payment has been established with an independent third party satisfactory to the Agent in an amount at least equal to the total of such outstanding claims, Liens and claims for Liens.

            "Compliance Certificate" means a Certificate substantially in the form of Exhibit D hereto.

            "Completion Guaranty" means a Guaranty Obligation given by any Borrower or any of its Subsidiaries to a holder of Indebtedness of, or an obligee of, any Person which obligates any Borrower or any of its Subsidiaries
(a) to cause the completion of construction of any Person, (b) to provide funding for all or a portion of any construction cost overruns with respect thereto, and/or (c) to cause the Person to perform any of its Contractual Obligations (other than in respect of the repayment of any Indebtedness or other monetary obligation of the Person) to an obligee of the Person.

            "Contingent Obligation" means, as to any Person, (a) any Guaranty Obligation of that Person; and (b) any direct or indirect obligation or liability, contingent or otherwise, of that Person, (i) in respect of any letter of credit or similar instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, (ii) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (iii) in respect of any Rate Contract that is not entered into in connection with a bona fide hedging operation that provides offsetting benefits to such Person. The amount of any Contingent Obligation shall (subject, in the case of Guaranty Obligations, to the last sentence of the definition of "Guaranty Obligation") be deemed equal to the maximum reasonably anticipated liability in respect thereof, and shall, with respect to item (b)(iii) of this definition, be marked to market on a current basis.

            "Contractual Obligations" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

            "Controlled Group" means the Company and all Persons (whether or not incorporated) under common control or treated as a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code.

            "Conversion Date" means any date on which a Borrower elects to convert a Base Rate Loan to an Eurodollar Rate Loan; or an Eurodollar Rate Loan to a Base Rate Loan.

            "Deed of Trust" means one or more deeds of trust covering the Real Property, as any such deed of trust may be modified, supplemented, amended, renewed or extended from time to time.

            "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

            "Disposition" means (i) the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under Section 7.02(a) or 7.02(b), and (ii) the sale or transfer by any Borrower or any of its Subsidiaries of any equity securities issued by any Subsidiary of a Borrower and held by such transferor Person.

            "Dollars", "dollars" and "$" each mean lawful money of the United States.

            "Domestic Lending Office" means, with respect to each Lender, the office of that Lender designated as such in the signature pages hereto or such other office of the Lender as it may from time to time specify to the Company and the Agent.

            "EBITDA" means, for any period, for the Borrowers and their respective Restricted Subsidiaries on a combined basis, determined in accordance with GAAP, the sum of (a) net income (or net loss) plus (b) all amounts treated as expenses for depreciation and interest and the amortization of intangibles of any kind to the extent included in the determination of such net income (or loss), plus (c) all accrued taxes on or measured by income to the extent included in the determination of such net income (or loss), plus (d) all transactional expenses incurred during that period by reason of the Harrah's Acquisition, plus (e) any Pre-Opening Expenses attributable to any New Venture, plus (f) severance expenses associated with the termination prior to January 1, 1999, of senior executive employees of the Company; provided, however, that net income (or loss) shall be computed for these purposes without giving effect to extraordinary losses or extraordinary gains.

            "Eligible Assignee" means (i) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States; and (iii) any Lender Affiliate.

            "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from Property, whether or not owned by a Borrower, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

            "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters; including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right to Know Act, the Endangered Species Act, and any applicable law of the State of Nevada, and the rules regulations and ordinances of Clark County, Nevada.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and regulations promulgated thereunder.

            "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of
Section 414(b), 414(c) or 414(m) of the Code.

            "ERISA Event" means (a) a Reportable Event with respect to a Qualified Plan or a Multiemployer Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Qualified Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA); (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Qualified Plan or Multiemployer Plan subject to Title IV of ERISA;
(e) a failure by the Company or any member of the Controlled Group to make required contributions to a Qualified Plan or Multiemployer Plan; (f) an event or condition which might reasonably be expected to constitute grounds under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate;
(h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Plan; (i) a non-exempt prohibited transaction occurs with respect to any Plan for which the Company or any Subsidiary of the Company may be directly or indirectly liable; or (j) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan for which the Company or any member of the Controlled Group may be directly or indirectly liable.

            "Estimated Remediation Cost" means all costs associated with performing work to remediate contamination of real property or groundwater, including engineering and other professional fees and expenses, costs to remove, transport and dispose of contaminated soil, costs to "cap" or otherwise contain contaminated soil, and costs to pump and treat water and monitor water quality.

            "Eurodollar Lending Office" means with respect to each Lender, the Office of such Lender designated as such in the signature pages hereto or such other office of such Lender as such Lender may from time to time specify to the Company and the Agent.

            "Eurodollar Rate" means, for each Interest Period in respect of Eurodollar Rate Loans comprising part of the same Borrowing, an interest rate per annum (rounded upward to the nearest 1/16th of 1%) determined pursuant to the following formula:

                                             LIBOR
                  Eurodollar Rate =   ---------------------
                                      1.00 minus Eurodollar
                                        Reserve Percentage

The Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

            "Eurodollar Rate Loan" means a Loan that bears interest based on the Eurodollar Rate.

            "Eurodollar Reserve Percentage" means the maximum reserve percentage (expressed as a decimal, rounded upward to the nearest 1/100th of 1%) in effect on the date LIBOR for such Interest Period is determined (whether or not applicable to any Lender) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities") having a term comparable to such Interest Period.

            "Event of Default" means any of the events or circumstances specified in Section 8.01.

            "Event of Loss" means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; (b) any pending or threatened institution of any proceedings for the condemnation or seizure of such Property or for the exercise of any right of eminent domain; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

            "Exchange Act" means the Securities and Exchange Act of 1934, and regulations promulgated thereunder.

            "Existing Credit Agreement" means that certain Amended and Restated Credit Agreement dated as of February 24, 1998 among the Borrowers, BofA as agent, and the other financial institutions party thereto as Banks, as supplemented, modified, amended, renewed, or extended.

            "Existing Credit Agreement Closing Date" means the Closing Date described in the Existing Credit Agreement.

            "Federal Funds Rate" means, for any period, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") for such day opposite the caption "Federal Funds (Effective)". If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the

Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the "Composite 3:30 p.m. Quotation") for such day under the caption "Federal Funds Effective Rate". If on any relevant day the appropriate rate for such previous day is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

            "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any successor thereto.

            "Funded Debt" means, as of any date of determination, without duplication, the sum of (a) all principal Indebtedness of the Borrowers and their respective Restricted Subsidiaries on a combined basis for borrowed money (including debt securities issued by any Borrower or any of its Restricted Subsidiaries) on that date, provided, however, that the Company's obligations under the Guaranty Obligations permitted under Section 7.08(f) shall not be included in this definition unless and until a demand is made under such Guaranty Obligations by a Person entitled to make demand thereunder, plus (b) the aggregate amount of all monetary obligations of the Borrowers and their respective Restricted Subsidiaries on a combined basis in respect of Capital Leases on that date, plus (c) the aggregate undrawn face amount of all letters of credit (other than letters of credit supporting workers compensation obligations and permitted pursuant to Section 7.08(d)) for which any Borrower or any of its Restricted Subsidiaries is the account party but which have not been drawn as of the date of determination, plus the aggregate amounts on which a drawing has been received or paid by an issuing bank under any such letter of credit which drawing or payment has not been reimbursed to the issuing bank by any Borrower or any of its Restricted Subsidiaries as of the date of determination, all as determined in accordance with GAAP.

            "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such other entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the circumstances as of the date of determination.

            "Gaming Authorities" means, without limitation, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Clark County Liquor and Gaming Licensing Board and any other applicable governmental or administrative state or local agency, authority, board, bureau, commission, department or instrumentality of any nature whatsoever involved in the supervision or regulation of casinos or gaming and gaming activities in the County of Clark, Nevada and State of Nevada.

            "Gaming Laws" means all Requirements of Law pursuant to which a Gaming Authority possesses licensing or permit authority over gambling, gaming, or casino activities conducted by a Borrower within its jurisdiction.

            "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

            "Guarantor" means the Parent, each Subsidiary of Parent (other than the Unrestricted Subsidiaries) and any other Person that hereafter delivers a Guaranty (collectively "Guarantors").

            "Guaranty" means the Parent Guaranty, the Subsidiary Guaranties executed by HLG, Inc. and Cinderlane on the Closing Date, and any other any guaranty of all or any part of the Obligations delivered by any Subsidiary of a Borrower or by any other Person, as such document may from time to time be supplemented, modified, amended, renewed, or extended (collectively the "Guaranties").

            "Guaranty Obligation" means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof. The amount of any Guaranty Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof. The amount of any Guaranty Obligation consisting of a Completion Guaranty shall be deemed to be zero unless and until any Borrower or any of its Subsidiaries has determined, or in good faith should determine based on all information then available to it, that performance by any Borrower or any of its Subsidiaries of its obligations under the Completion Guaranty is at least reasonably possible (within the meaning of such term under Financial Accounting Standards Board Statement No. 5) and, notwithstanding the preceding sentence, if such performance is at least reasonably possible the amount thereof shall, if not stated or determinable, be deemed the reasonably anticipated liability in respect thereof as determined by any Borrower or any of its Subsidiaries in good faith.

            "Harrah's" means Harrah's Entertainment, Inc., and its successors.

            "Harrah's Acquisition" means the acquisition of Parent by Harrah's Entertainment, Inc. pursuant to the terms of the Harrah's Acquisition Agreement.

            "Harrah's Acquisition Agreement" means the Agreement and Plan of Merger dated as of August 9, 1998, and amended as of September 4, 1998 among HEI Acquisition Corp. III, the Company and Harrah's.

            "Hazardous Materials" means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

            "HLG" means HLG, Inc., a Nevada corporation, a wholly-owned Subsidiary of the Parent.

            "Indebtedness" of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business pursuant to ordinary terms); (c) all reimbursement obligations with respect to surety bonds, letters of credit, bankers' acceptances and similar instruments (in each case, to the extent material or non-contingent); (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses;
(e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all Capital Lease Obligations; (g) all net obligations with respect to Rate Contracts; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such

Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (i) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

            "Indemnified Liabilities" has the meaning specified in Section 10.05(a).

            "Indemnified Person" has the meaning specified in Section 10.05(a).

            "Insolvency Proceeding" means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case (a) and (b) undertaken under U.S. Federal, State or foreign law, including the Bankruptcy Code.

                  "Intangible Assets" means assets that are considered intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks and patents.

                  "Intercreditor Agreement" means that certain Intercreditor Agreement of even date herewith among the Agent, the Lenders and BofA as agent for the Banks under the Existing Credit Agreement.

                  "Interest Coverage Ratio" means, as of the last day of each fiscal quarter, the ratio of (a) EBITDA for the fiscal period consisting of that fiscal quarter and the three immediately prior fiscal quarters less the sum of
(i) Maintenance Capital Expenditures made by the Borrowers and their respective Restricted Subsidiaries during such fiscal period, and (ii) cash payments of federal, state (if any) or local income taxes (and including all payments of alternative minimum tax) made by the Borrowers and their respective Restricted Subsidiaries during such fiscal period to (b) cash Interest Expense, including capitalized Interest Expense during such period.

            "Interest Expense" means, for any period, the sum of (a) gross interest expense for the period (including all commissions, discounts, fees and other charges in connection with standby letters of credit and similar instruments) for the Borrowers and their respective Restricted Subsidiaries and for the Parent with respect to the Parent Senior Subordinated Notes, provided, however, that the Company's obligations under the Guaranty Obligations permitted under Section 7.08(f) shall not be included in this definition unless and until a demand is made under such Guaranty Obligations by a Person entitled to make demand thereunder, plus (b) the portion of the upfront costs and expenses for Rate Contracts (to the extent not included in gross interest expense) fairly allocated to such Rate Contracts as expenses for such period, plus (c) the portions of rent payable with respect to that fiscal period under Capital Leases that should be treated as interest in accordance with GAAP less interest income for that period and Rate Contracts payments received as determined in accordance with GAAP.

            "Interest Payment Date" means, with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and, with respect to Base Rate Loans, the last Business Day of each quarter and each date a Base Rate Loan is converted into an Eurodollar Rate Loan; provided, however, that if any Interest Period for an Eurodollar Rate Loan exceeds three months, interest shall also be paid on the date which falls three months after the beginning of such Interest Period.

            "Interest Period" means, with respect to any Eurodollar Rate Loan, the period commencing on the Business Day the Loan is disbursed or continued or on the Conversion Date on which the Loan is converted to the Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by a Borrower in its Notice of Borrowing or Notice of Conversion/Continuation;

            provided that:

                  (i) if any Interest Period pertaining to an Eurodollar Rate
            Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless, in the case of an Eurodollar Rate Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

                  (ii) any Interest Period pertaining to an Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

                  (iii) no Interest Period shall extend beyond any Reduction
            Date unless, giving effect to the Loan for which that Interest Period has been requested, the aggregate principal amount of the Loans having Interest Periods ending prior to such Reduction Date will not exceed the Aggregate Commitment (after giving effect to the reduction therein on such Reduction Date); and

                  (iv) no Interest Period for any Loan shall extend beyond the
            Maturity Date.

            "Joint Venture" means a partnership, joint venture or other legal arrangement (whether created pursuant to contract or conducted through a separate legal entity) now or hereafter formed by any Borrower or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

            "Lead Arranger" means NationsBanc Montgomery Securities LLC. The Lead Arranger shall have no obligations or liabilities under this Agreement or the Loan Documents, but shall be entitled to the benefits of Sections 2.10(a),
10.04 and 10.05.

            "Lender" means the financial institutions party to this Agreement from time to time, whether as parties to this Agreement as originally signed, as parties by joinder or amendment to this Agreement or as parties by assignment pursuant to Section 10.08 (collectively, "Lenders").

            "Lender Affiliate" means a Person engaged primarily in the business of commercial banking and that is a Subsidiary of a Lender or of a Person of which a Lender is a Subsidiary.

            "Lending Office" means, with respect to any Lender, the office or offices of the Lender specified as its "Lending Office" or "Domestic Lending Office" or "Eurodollar Lending Office", as the case may be, opposite its name on the applicable signature page hereto, or such other office or offices of the Lender as it may from time to time notify the Company and the Agent.

            "LIBOR" means the rate of interest per annum determined by the Agent to be the rate of interest at which dollar deposits in the approximate amount of BofA's pro rata share of the Loan to be made or continued as, or converted into, a Eurodollar Rate Loan and having a maturity comparable to such Interest Period would be offered by BofA's London Branch to major banks in the London interbank market at their request at or about 11:00 a.m. (London time) on the second Business Day prior to the commencement of such Interest Period.

            "License Revocation" means the revocation of, or failure to renew, a casino, gambling or gaming license issued by any Gaming Authority to any Borrower or any of its Subsidiaries.

            "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease Obligation, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an Operating Lease.

            "Loan" means an extension of credit by a Lender to a Borrower pursuant to Article 2, and may be a Base Rate Loan or an Eurodollar Rate Loan.

            "Loan Documents" means the Agreement, the Notes, the Collateral Documents, the Parent Guaranty, any Subsidiary Guaranties, the Parent Collateral Documents, the Subsidiary Collateral Documents, any Notice of Borrowing and all certificates, agreements or documents of any type or nature heretofore or hereafter delivered to the Agent in connection therewith and all Rate Contracts between a Borrower and any of the Lenders.

            "Loan Parties" means the Parent, each Borrower, Cinderlane and any other Affiliate or Subsidiary of any of the foregoing executing and delivering any Loan Document from time to time (individually, a "Loan Party").

            "Maintenance Capital Expenditures" means a Capital Expenditure for the maintenance, repair, restoration or refurbishment of any component of the Rio Hotel and Casino (including after completion thereof, the Rio Expansion Project), but excluding any Capital Expenditure which adds to or further improves any such property.

            "Majority Lenders" means at any time Lenders then holding at least 66 2/3% of the then aggregate unpaid principal amount of the Loans, or, if no such principal amount is then outstanding, Lenders then having at least 66 2/3% of the Aggregate Commitment.

            "Margin Stock" means "margin stock" as such term is defined in Regulation T, U or X of the Federal Reserve Board.

            "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of a Borrower or the Borrowers and their respective Subsidiaries taken as a whole; (b) a material impairment of the ability of a Borrower or the Parent to perform under any Loan Document and avoid any Event of Default; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability of any Loan Document, or (ii) the perfection or priority of any Lien granted to the Lenders or to the Agent for the benefit of the Lenders under any of the Collateral Documents, the Parent Collateral Documents or the Subsidiary Collateral Documents.

            "Maturity Date" means June 30, 2000 or such earlier date upon which the Aggregate Commitment shall terminate in accordance with the provisions of this Agreement.

            "Mortgage" means the Deed of Trust and any other deed of trust, mortgage or other document creating a Lien on the Real Property or any interest in the Real Property.

            "Multiemployer Plan" means a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA) and to which any member of the Controlled Group makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

            "Negative Pledge" means any covenant binding on a Person that prohibits the creation of Liens on any Property thereof, except a covenant contained in an instrument creating a Permitted Lien or Permitted Right of Others on Property that prohibits the creation of other Liens on that Property and no other Property of such Person.

            "Net Income" means, with respect to any fiscal period, the combined net income of the Borrowers and their respective Subsidiaries for that period, determined in accordance with GAAP.

            "New Venture" means a casino, hotel, casino/hotel, resort, casino/resort, riverboat casino, dockside casino, golf course, entertainment center or similar facility (or any site or proposed site for any of the foregoing) directly or indirectly owned or to be owned by the Parent or any of its Subsidiaries.

            "New Project Entities" means one or more Persons formed by Parent or any of its Subsidiaries following the Closing Date for the exclusive purpose of developing all or any portion of the Cinderlane Property. A New Project Entity may be designated by Borrowers as an Unrestricted Subsidiary at the time of its acquisition or formation in accordance with Section 6.13.

            "Note" means a promissory note of a Borrower payable to the order of a Lender in substantially the form of Exhibit A, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from Loans made by such Lender.

            "Notice of Borrowing" means a notice given by a Borrower to the Agent pursuant to Section 2.03, in substantially the form of Exhibit B.

            "Notice of Conversion/Continuation" means a notice given by a Borrower to the Agent pursuant to Section 2.04, in substantially the form of Exhibit C.

            "Notice of Lien" means any "notice of lien" or similar document intended to be filed or recorded with any court, registry, recorder's office, central filing office or other Governmental Authority for the purpose of evidencing, creating, perfecting or preserving the priority of a Lien securing obligations owing to a Governmental Authority.

            "Obligations" means all Loans, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by the Loan Parties to the Lenders, the Agent, or any other Person required to be indemnified under any Loan Document, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement, under any other Loan Document, or in respect of any Rate Contract, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired, including any interest which arises after the commencement of any proceeding under the United States Federal Bankruptcy Reform Act of 1986 or any similar statute providing for debtor relief with respect to any Loan Party.

            "Operating Lease" means, as applied to any Person, any lease of Property which is not a Capital Lease.

            "Ordinary Course of Business" means, in respect of any transaction involving any Borrower or any of its respective Subsidiaries, the ordinary course of such Person's business, as conducted by any such Person in accordance with casino industry practice in Las Vegas, Nevada, undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

            "Organization Documents" means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

            "Other Taxes" has the meaning specified in Section 3.01(b).

            "Parent" means Rio Hotel and Casino, Inc., a Nevada corporation.

            "Parent Collateral" means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by the Parent in or upon which a Lien now or hereafter exists in favor of the Lenders, or the Agent on behalf of the Lenders, whether under this Agreement or under any other documents executed by any such persons and delivered to the Agent or the Lenders.

            "Parent Collateral Documents" means, collectively, (i) the Parent Security Agreement, and all other security agreements, pledge agreements, mortgages, deeds of trust, patent and trademark assignments, lease assignments, guarantees and other similar agreements between the Parent and the Lenders or the Agent for the benefit of the Lenders now or hereafter delivered to the Lenders or the Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against the Parent as debtor in favor of the Lenders or the Agent for the benefit of the Lenders as secured party and (ii) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

            "Parent Guaranty" means the Rio Hotel and Casino, Inc. Guaranty executed by Parent on the Closing Date with respect to the Obligations of Borrowers hereunder, as it may from time to time be supplemented, modified, amended, renewed, or extended.

            "Parent Security Agreement" means the Parent Pledge and Security Agreement executed by Parent on the Closing Date to secure its obligations under the Parent Guaranty, as it may from time to time be supplemented, modified, amended, renewed, or extended.

            "Parent Senior Subordinated Notes" means (a) the $100,000,000 10-5/8% Senior Subordinated Notes Due 2005 issued by the Parent, (b) the $125,000,000 9-1/2% Senior Subordinated Notes Due 2007 issued by Parent, and (c) other senior subordinated indebtedness incurred pursuant to Section 7.05(g).

            "Participant" has the meaning specified in Section 10.08(d).

            "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

            "Permitted Liens" has the meaning specified in Section 7.01.

            "Permitted Right of Others" means a Right of Others consisting of
(a) an interest (other than a legal or equitable co-ownership interest, an option or right to acquire a legal or equitable co-ownership interest and any interest of a ground lessor under a ground lease) that does not materially impair the value or use of property for the purposes for which it is or may reasonably be expected to be held and does not impair the security interest of the Lenders in such Property,
(b) an option or right to acquire a Lien that would be a Permitted Lien, and (c) the reversionary interest of a landlord under a lease of Property.

            "Person" means an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture or Governmental Authority.

            "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company or any member of the Controlled Group sponsors or maintains or to which the Company or any member of the Controlled Group makes, is making or is obligated to make contributions, and includes any Multiemployer Plan or Qualified Plan.

            "Pledged Collateral" has the meaning specified in the Parent Security Agreement.

            "Pre-Opening Expenses" means, with respect to any fiscal period, the amount of expenses (other than Interest Expense) classified as "pre-opening expenses" on the applicable financial statements of the Parent and its Subsidiaries for such period, prepared in accordance with GAAP.

            "Pricing Period" means, with respect to the last day of each calendar month (as of which a Total Leverage Ratio is determined), the one (1) calendar month period commencing on the first day of the third calendar month to commence after such day.

            "Projections" means the financial projections for the Company attached hereto as Exhibit F.

            "Property" means any estate or interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

            "Qualified Plan" means a pension plan (as defined in Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the Code and which any member of the Controlled Group sponsors, maintains, or to which it makes, is making or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.

            "Rate Contracts" means interest rate and currency swap agreements, cap, floor and collar agreements, interest rate insurance, currency spot and forward contracts and other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

            "Real Property" means all of the Loan Parties' right, title and interest, whether now existing or hereafter acquired, in and to the real property described in Schedule 1.01A together with all easements and other rights now or hereafter made appurtenant thereto, all improvements and fixtures now or hereafter located thereon, and all additions and accretions thereto.

            "Reportable Event" means, as to any Plan, (a) any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC, (b) a withdrawal from a Plan described in
Section 4063 of ERISA, or (c) a cessation of operations described in Section 4062(e) of ERISA.

            "Requirement of Law" means, (i) as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject, and (ii) as to the Real Property, all laws, ordinances, regulations, orders, building codes, restrictions and requirements of, and all agreements with and commitments to, all governmental judicial or legal authorities having jurisdiction over the Real Property.

            "Responsible Officer" means, for any Person, the chief executive officer or the president or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants by any Person or financial reporting by such Person, the chief financial officer or the treasurer of such Person, or any other officer having substantially the same authority and responsibility, and with respect to delivery of Notices of Borrowing, any of the foregoing officers of such Person or other individuals designated in writing by any one of such officers.

            "Restricted Subsidiary" means each Subsidiary of Parent which is not an Unrestricted Subsidiary.

            "Right of Others" means, as to any Property in which a Person has an interest, any legal or equitable right, title or other interest (other than a Lien) held by any other Person in that Property, and any option or right held by any other Person to acquire any such right, title or other interest in that Property, including any option or right to acquire a Lien; provided, however, that (a) any covenant restricting the use or disposition of Property of such Person contained in any Contractual Obligation of such Person and (b) any provision contained in a contract creating a right of payment or performance in favor of a Person that conditions, limits, restricts, diminishes, transfers or terminates such right, shall not be deemed to constitute a Rights of Others.

            "Rio Development" means Rio Development Company, Inc., a Nevada corporation, a wholly-owned Unrestricted Subsidiary of the Parent.

            "Rio Expansion Project" means the proposed expansion to the existing Rio Hotel and Casino described on Schedule 1.01C.

            "Rio Leasing" means Rio Leasing, Inc., a Nevada corporation.

            "Rio Resorts" means Rio Resort Properties, Inc., a Nevada corporation, a wholly-owned Unrestricted Subsidiary of the Parent.

            "Rio Secco Golf Course" means the Rio Secco Golf Course, formerly known as the Seven Hills Golf Course, a golf course in Henderson, Nevada owned by Rio Development, together with all related improvements, equipment and fixtures.

            "SEC" means the Securities and Exchange Commission, or any successor thereto.

            "Senior Indebtedness" means Indebtedness that is not subordinated to the Obligations on terms and conditions satisfactory to the Agent and the Majority Lenders.

            "Senior Leverage Ratio" means, as of the last day of each fiscal quarter, the ratio of (a) the average outstanding principal amount of the Senior Indebtedness of the Borrowers and their combined Restricted Subsidiaries which constitutes Funded Debt as of the last day of that fiscal quarter (determined by averaging all such Senior Indebtedness of the Borrowers and their combined Restricted Subsidiaries as of the last date of each of the three-months constituting the fiscal quarter ending on that date using the Senior Indebtedness reported for each such month pursuant to Section 6.01(c)) to (b) EBITDA for the four fiscal quarter period ending on that date.

            "Shareholders' Equity" means, as of any date of determination and with respect to any Person, the consolidated shareholders' equity of the Person as of that date determined in accordance with GAAP.

            "Solvent" means, as to any Person at any time, that (a) the fair value of the Property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(31) of the Bankruptcy Code and, in the alternative, for purposes of the Nevada Uniform Fraudulent Transfer Act; (b) the present fair saleable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its Property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

            "Subsidiary" of a Person means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.

            "Subsidiary Collateral" means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by the Guarantors other than Parent in or upon which a Lien now or hereafter exists in favor of the Lenders, or the Agent on behalf of the Lenders, whether under this Agreement or under any other documents executed by any such persons and delivered to the Agent or the Lenders.

            "Subsidiary Collateral Documents" means, collectively, (i) the Subsidiary Security Agreement and all other security agreements, pledge agreements, mortgages, deeds of trust, patent and trademark assignments, lease assignments, guarantees and other similar agreements between the Subsidiaries of the Borrowers and the Lenders or the Agent for the benefit of the Lenders now or hereafter delivered to the Lenders or the Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against such Persons as debtor in favor of the Lenders or the Agent for the benefit of the Lenders as secured party and (ii) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

            "Subsidiary Guarantors" means each Subsidiary of a Borrower that has executed and delivered a Guaranty to the Agent.

            "Subsidiary Guaranty" means each Guaranty executed and delivered by a Subsidiary of any Borrower, as such document may from time to time be supplemented, modified, amended, renewed, or extended (collectively the "Subsidiary Guaranties").

            "Subsidiary Security Agreement" means a Security Agreement executed by each of Cinderlane and HLG on the Closing Date to secure its obligations under the Subsidiary Guaranty, as it may from time to time be supplemented, modified, amended, renewed, or extended.

            "Tangible Net Worth" means, as of any date of determination, the Shareholders' Equity of the Borrowers and their respective Subsidiaries on that date minus the aggregate Intangible Assets of the Borrowers and their respective Subsidiaries on that date.

            "Taxes" has the meaning specified in Section 3.01(a).

            "Total Leverage Ratio" means, as of the last day of each fiscal quarter, the ratio of (a) average outstanding total principal Indebtedness of the Borrowers and their combined Restricted Subsidiaries which constitutes Funded Debt plus outstanding principal Indebtedness under the Parent Senior Subordinated Notes (determined by averaging all such Senior Indebtedness of the Borrowers and their combined Restricted Subsidiaries as of the last date of each of the three months constituting the fiscal quarter ending on that date using the Senior Indebtedness and Parent Senior Subordinated Notes reported for each such month pursuant to Section 6.01(c)) to (b) EBITDA for the four fiscal quarter period ending on the same date.

            "Transferee" has the meaning specified in Section 10.08(e).

            "UCC" means the Uniform Commercial Code as in effect in any jurisdiction.

            "Unfunded Pension Liabilities" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used by the Plan's actuaries for funding the Plan pursuant to section 412 for the applicable plan year.

            "United States" and "U.S." each means the United States of America.

            "Unrestricted Subsidiaries" means Rio Development, Rio Resorts and each other Subsidiary of Parent which is not a Subsidiary of either Borrower formed following the Closing Date which is designated as such at the time of its formation pursuant to Section 6.13, provided that no Subsidiaries owning portions of the Cinderlane Property may be Unrestricted Subsidiaries at any time when the aggregate Investments made pursuant to Section 7.04(f) are in excess of the limitations set forth therein.

            "Unsecured Indemnity Agreement" means an Unsecured Indemnity Agreement executed by Parent and the Borrowers on the Closing Date, as it may from time to time be supplemented, modified, amended, renewed, or extended.

            "Voting Stock" means the shares of common stock or preferred stock in a Person having ordinary voting power under ordinary circumstances for the election of directors of such Person and for carrying out the ordinary functions of shareholders under the law of the jurisdiction of incorporation or formation of such Person.

            "Withdrawal Liabilities" means, as of any determination date, the aggregate amount of the liabilities, if any, pursuant to Section 4201 of ERISA if the Controlled Group made a complete withdrawal from all Multiemployer Plans and any increase in contributions pursuant to Section 4243 of ERISA.

            1.02 Other Interpretive Provisions.

                  (a) Defined Terms. Unless otherwise specified herein or
            therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

                  (b) The Agreement. The words "hereof", "herein", "hereunder"
            and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and section, schedule and exhibit references are to this Agreement unless otherwise specified.

                  (c) Certain Common Terms.

                        (i) The term "documents" includes any and all
                  instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

                        (ii) The term "including" is not limiting and means
                  "including without limitation."

                  (d) Performance; Time. Whenever any performance obligation hereunder (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including." If any provision of this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

                  (e) Contracts. Unless otherwise expressly provided herein, references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

                  (f) Laws. References to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

                  (g) Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

                  (h) Independence of Provisions. The parties acknowledge that this Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

            1.03 Accounting Principles

                  (a) Unless the context otherwise clearly requires, all
            accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

                  (b) References herein to "fiscal year" and "fiscal quarter"
            refer to such fiscal periods of the Borrowers.

                                    ARTICLE 2
                                   THE CREDIT

            2.01 Amounts and Terms of Commitment. From time to time following the Closing Date and prior to June 30, 1999 (the "Cutoff Date"), each Lender severally agrees, on the terms and conditions hereinafter set forth, to make term loans to the Borrowers (each a "Loan") in an aggregate principal amount not exceeding the amount set forth opposite such Lender's name on Schedule
2.01 under the heading "Commitment" (such amount as the same may be reduced pursuant to Section 2.05 or Section 2.07 or as a result of one or more assignments pursuant to Section 10.08, such Lender's "Commitment"); provided, however, that, after giving effect to any Borrowing of Loans, (i) each Lender's Loans shall not exceed its Commitment, and (ii) the aggregate principal amount of all outstanding Loans shall not exceed the Aggregate Commitment. Following the Cutoff Date, each Lender shall, on the terms and conditions hereinafter set forth, make term Loans to the Borrowers in the amount necessary to refinance outstanding Loans on the last day of the related Interest Periods for such Loans, but no such Loan shall result in an increase in the aggregate principal outstanding amount of the Loans. The Commitments are in the nature of multiple draw term loans, and no Loan, once repaid, may be reborrowed.

            2.02 Notes

                  (a) The Loans made by each Lender shall be evidenced by a Note payable to the order of that Lender in an amount equal to its Commitment.

                  (b) Each Lender may endorse on the schedules annexed to its
            Note, the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Borrowers with respect thereto. Each Lender is irrevocably authorized by the Borrowers to endorse its Note and each Lender's record shall be conclusive absent manifest error; provided, however, that the failure of a Lender to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Borrowers hereunder or under any such Note to such Lender.

                  (c) The Loans made by each Lender may, in lieu of Notes, be evidenced by one or more accounts or
            records maintained by such Lender in the ordinary course of business. The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrowers, and the interest and payments thereon; provided, however, that the failure of a Lender to make, or an error in making, a notation with respect to any Loan shall not limit or otherwise affect the obligations of the Borrowers hereunder to such Lender.

            2.03 Procedure for Borrowing

                  (a) Each Borrowing shall be made upon a Borrower's irrevocable written notice delivered to the Agent in accordance with Section
            10.02 in the form of a Notice of Borrowing (which notice must be received by the Agent prior to 9:00 a.m. San Francisco time) (i) three Business Days prior to the requested Borrowing date, in the case of Eurodollar Rate Loans; and one Business Day prior to the requested Borrowing date, in the case of Base Rate Loans, specifying:

                        (i) the amount of the Borrowing, which shall be, for
                  Eurodollar Rate Loans and for Base Rate Loans, in an aggregate minimum principal amount of Five Million dollars ($5,000,000) or any multiple of One Million dollars ($1,000,000) in excess thereof;

                        (ii) the requested Borrowing date, which shall be a
                  Business Day;

                        (iii) whether the Borrowing is to be comprised of
                  Eurodollar Rate Loans or Base Rate Loans; and

                        (iv) the duration of the Interest Period applicable to
                  such Loans included in such notice. If the Notice of Borrowing of Loans shall fail to specify the duration of the Interest Period for any Borrowing comprised of

                  Eurodollar Rate Loans, such Interest Period shall be three months;

            provided that, with respect to the Borrowing to be made on the Closing Date, the Notice of Borrowing shall be delivered to the Agent not later than 9:00 a.m. (San Francisco time) one Business Day before the Closing Date and such Borrowing will consist of Base Rate Loans only.

                  (b) Upon receipt of each Notice of Borrowing, the Agent will promptly notify each Lender thereof and of the amount of such Lender's Commitment Percentage of the Borrowing.

                  (c) Each Lender will make the amount of its Commitment
            Percentage of the Borrowing available to the Agent for the account of the relevant Borrower at the Agent's Payment Office by 11:00 a.m. (San Francisco time) on the Borrowing Date requested by the relevant Borrower in funds immediately available to the Agent. The proceeds of all such Loans will then be made available by the Agent to the holders of Parent Senior Subordinated Notes (or to the representative thereof) for the account of the Borrowers (or, to the extent that the same constitute related transactional expenses, to Borrowers) by wire transfer of like funds in accordance with written instructions provided to the Agent by the relevant Borrower.

                  (d) Unless the Majority Lenders shall otherwise agree, during the existence of an Event of Default, the Borrowers may not elect to have a Loan be made as, or converted into or continued as, an Eurodollar Rate Loan.

                  (e) After giving effect to any Borrowing, there shall not be more than 12 different Interest Periods in effect for Eurodollar Rate Loans outstanding.

            2.04 Conversion and Continuation Elections.

                  (a) A Borrower may upon irrevocable written notice to the
            Agent in accordance with Section 2.04(b):

                        (i) elect to convert on any Business Day, any Base Rate
                  Loans (or any part thereof in an amount not less than $3,000,000, or that is in an integral multiple of $1,000,000 in excess thereof) into Eurodollar Rate Loans;

                        (ii) elect to convert on any Interest Payment Date any
                  Eurodollar Rate Loans maturing on such Interest Payment Date (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $1,000,000 in excess thereof) into Base Rate Loans; or

                        (iii) elect to renew on any Interest Payment Date any
                  Eurodollar Rate Loans maturing on such Interest Payment Date (or any part thereof in an amount not less than $3,000,000, or that is in an integral multiple of $1,000,000 in excess thereof);

            provided, that if the aggregate amount of Eurodollar Rate Loans shall have been reduced, by payment, prepayment, or conversion of part thereof to be less than $3,000,000, the Eurodollar Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the relevant Borrower to continue such Loans as, and convert such Loans into, Eurodollar Rate Loans shall terminate.

                  (b) The relevant Borrower shall deliver a Notice of
            Conversion/Continuation in accordance with Section 10.02 to be received by the Agent not later than 9:00 a.m. (San Francisco time) at least (i) three Business Days in advance of the Conversion Date or continuation date, if the Loans are to be converted into or continued as Eurodollar Rate Loans; (ii) one Business Day in advance of the Conversion Date, if the Loans are to be converted into Base Rate Loans; specifying:

                        (i) the proposed Conversion Date or continuation date;

                        (ii) the aggregate amount of Loans to be converted or
                  renewed;

                        (iii) the nature of the proposed conversion or
                  continuation; and

                        (iv) the duration of the requested Interest Period.

                  (c) If upon the expiration of any Interest Period applicable to Eurodollar Rate Loans, a Borrower has failed to select a new Interest Period to be applicable to such Eurodollar Rate Loans, as the case may be, or if any Default or Event of Default shall then exist, such Borrower shall be deemed to have elected to convert such Eurodollar Rate Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

                  (d) Upon receipt of a Notice of Conversion/Continuation, the
            Agent will promptly notify each Lender thereof, or, if no timely notice is provided by a Borrower, the Agent will promptly notify each Lender of the details of any automatic conversion. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Lender.

                  (e) Unless the Majority Lenders shall otherwise agree, during the existence of a Default or Event of Default, a Borrower may not elect to have a Loan converted into or continued as an Eurodollar Rate Loan.

                  (f) Notwithstanding any other provision contained in this
            Agreement, after giving effect to any conversion or continuation of any Loans, there shall not be more than 12 different Interest Periods in effect at any one time.

            2.05 Voluntary Termination or Reduction of Aggregate Commitment. Borrowers may, upon not less than five Business Days' prior notice to the Agent, terminate or permanently reduce the Aggregate Commitment by an aggregate minimum amount of $5,000,000 or any multiple of $1,000,000 in excess thereof; provided that no such reduction or termination shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the then outstanding principal amount of the Loans would exceed the Aggregate Commitment then in effect and; provided, further, that once reduced in accordance with this Section 2.05, the Commitment may not be increased. Any reduction of a Commitment shall be applied to each Lender's Commitment in accordance with such Lender's Commitment Percentage. All accrued commitment fees to but not including the effective date of any reduction or termination of the Aggregate Commitment, shall be paid on the effective date of such reduction or termination. No voluntary reduction shall reduce the amount of any mandatory reduction of the Aggregate Commitment pursuant to any other provision of this Agreement.

            2.06 Optional Prepayments. Subject to Section 3.04, a Borrower may, at any time or from time to time, upon at least three Business Days' notice in the case of prepayment of an Eurodollar Rate Loan, and one Business Day's notice in the case of prepayment of a Base Rate Loan, to the Agent, ratably prepay Loans in whole or in part, in amounts of $3,000,000 or any multiple of $1,000,000 in excess thereof in the case of prepayment of Eurodollar Rate Loans and in amounts of $1,000,000 or any multiple of $1,000,000 in excess thereof in the case of prepayment of Base Rate Loans. Such notice of prepayment shall specify the date and amount of such prepayment and whether such prepayment is of Base Rate Loans or Eurodollar Rate Loans, or any combination thereof. Such notice shall not thereafter be revocable by a Borrower and the Agent will promptly notify each Lender thereof and of such Lender's Commitment Percentage of such prepayment. If such notice is given by a Borrower, Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 3.04.

            2.07 Mandatory Commitment Reductions; Mandatory Prepayments of
Loans.

                  (a) Automatic Commitment Reductions. The Aggregate Commitment
            shall be reduced to zero on the Maturity Date. Such automatic reduction shall occur without regard to any other reductions of the Aggregate Commitment occurring pursuant to Sections 2.05 or 2.07 or pursuant to any other provision of this Agreement.

                  (b) Automatic Commitment Termination. All Commitments shall automatically terminate upon the occurrence of a (a) Disposition consisting of (i) all or substantially all of the assets of a Borrower or (ii) all or substantially all of the assets of the Parent or (b) an Event of Loss affecting all or substantially all of the Rio Hotel and Casino.

                  (c) Effect of Commitment Reductions. Any termination of the
            Aggregate Commitment will be accompanied by prepayment in full of the unpaid principal amount of the Loans then outstanding thereunder, together with the payment of any accrued and unpaid interest or fees, or both, on the amount prepaid. Any reduction of the Aggregate Commitment will be accompanied by the prepayment of Loans to the extent, if any, that the aggregate unpaid principal amount thereof outstanding exceeds the relevant commitment as then reduced.

                  (d) General. Any prepayments pursuant to this Section 2.07 shall be applied first to any Base Rate Loans then outstanding and then to Eurodollar Rate Loans with the shortest Interest Periods remaining.

            2.08 Repayment. The Borrowers shall repay to the Lenders in full on the Maturity Date the aggregate principal amount of the Loans outstanding on the Maturity Date.

            2.09 Interest.

                  (a) Subject to Section 2.09(d), each Loan shall bear interest on the outstanding principal amount thereof from the date when made until it becomes due at a rate per annum equal to the Eurodollar Rate or the Base Rate, as the case may be, plus the Applicable Margin as the same may be adjusted pursuant to the provisions of
            Section 2.09(b).

                  (b) The Applicable Margin for any Loan during any month (such calendar month being the Pricing Period) shall be based on the Total Leverage Ratio as of the last day of the third calendar month prior to the first day of the Pricing Period as shown in the financial reports and certificates delivered pursuant to the provisions of
            Section 6.01(c) and Section 6.02(c). If the Borrowers fail to deliver the financial reports and certificates required under
            Section 6.01(c) and Section 6.02(c) within 15 days of the date for delivery set forth therein, the Total Leverage Ratio for such Pricing Period shall be conclusively presumed to be greater than 3.00:1.00 and amounts payable following late delivery of reports and application of the foregoing presumption in respect of the Total Leverage Ratio shall be due and payable upon demand and shall be in addition to amounts that may otherwise become due pursuant to
            Section 2.09(d).

                  (c) Interest on each Loan shall be paid in arrears on each
            Interest Payment Date. Interest shall also be paid on the date of any prepayment of Loans pursuant to Section 2.06 and 2.07 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand.

                  (d) While any Event of Default exists or after acceleration, the Borrowers shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law), as required by the

            Requisite Lenders, on the principal amount of all Loans unpaid at a rate per annum which is determined by adding 2% per annum to the Applicable Margin then in effect for such Loans (whether the same are Eurodollar Rate Loans or Base Rate Loans) and, in the case of Obligations not subject to an Applicable Margin, at a rate per annum equal to the Base Rate plus 2%; provided, however, that, on and after the expiration of any Interest Period applicable to any Eurodollar Rate Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin plus 2%.

            2.10 Fees.

                  (a) Arrangement Fee. The Company shall pay to the Lead
            Arranger for its own account an arrangement fee in an amount and at the times set forth in a letter agreement between the Company and the Lead Arranger.

                  (b) Upfront Fee. On the Closing Date, the Company shall pay to each Lender hereto a fee in an amount set forth in the applicable letter agreement between the Company and such Lender. Each such fee paid to a Lender hereunder shall be solely for the account of such Lender and need not be shared with the Agent or any other Lender.

                  (c) Commitment Fees. The Company shall pay to the Agent for the account of each Lender a commitment fee on the average daily unused portion of that Lender's Available Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily utilization for that quarter as calculated by the Agent, equal to the Applicable Margin based on the applicable Total Leverage Ratio in effect on the last day of such calendar quarter. Commitment fees shall accrue from the Closing Date to the Maturity Date

            (whether or not Loans are available hereunder) and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter and on the Maturity Date; provided that, in connection with any reduction or termination of Commitments pursuant to Section 2.05 or Section 2.07, the accrued commitment fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the next succeeding quarterly payment being calculated on the basis of the period from the reduction or termination date to such quarterly payment date.

                  (d) Agency Fee. The Company shall pay to the Agent for the
            Agent's own account an agency fee in the amount and at the times set forth in a letter agreement between the Company and the Agent.

            2.11 Computation of Fees and Interest

                  (a) All computations of fees and interest under this Agreement shall be made on the basis of a 360-day year and actual days elapsed, which results in more interest being paid than if computed on the basis of a 365 day year. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

                  (b) The Agent will, with reasonable promptness, notify the
            Borrowers and the Lenders of each determination of an Eurodollar Rate; provided that any failure to do so shall not relieve the Borrowers of any liability hereunder or provide the basis for any claim against the Agent. Any change in the interest rate on a Loan resulting from a change in the Eurodollar Reserve Percentage shall become effective as of the opening of business on the day on which such change in the Eurodollar Reserve Percentage becomes effective. The Agent will with reasonable promptness notify the Borrowers and the Lenders of the effective date and the amount of each such change, provided that any failure to do so shall not relieve the Borrowers of any liability hereunder or provide the basis for any claim against the Agent.

                  (c) Each determination of an interest rate by the Agent
            pursuant hereto shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error.

                  (d) All fees are non-refundable and earned on the date when payment is due.

            2.12 Payments by the Borrowers

                  (a) All payments (including prepayments) to be made by the
            Borrowers on account of principal, interest, fees and other amounts required hereunder shall be made without setoff, recoupment or counterclaim and shall, except as otherwise expressly provided herein, be made to the Agent for the ratable account of the Lenders at the Agent's Payment Office, in dollars and in immediately available funds, no later than 11:00 a.m. (San Francisco time) on the date specified herein, San Francisco time, on the day of payment (which must be a Business Day). The Agent will promptly distribute to each Lender its Commitment Percentage (or other applicable share as expressly provided herein) of such principal, interest, fees or other amounts, in like funds as received. Any payment which is received by the Agent later than 11:00 a.m. (San Francisco time) shall be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.

                  (b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be, subject to the provisions set forth in the definition of "Interest Period" herein.

                  (c) Unless the Agent shall have received notice from a
            Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full as and when required hereunder, the Agent may assume that such Borrower has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower shall not have made such payment in full to the Agent, each Lender shall repay to the Agent on demand such amount distributed to such Lender, together with interest thereon for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate as in effect for each such day.

            2.13 Payments by the Lenders to the Agent.

                  (a) Unless the Agent shall have received notice from a Lender on the Closing Date or, with respect to each Borrowing after the Closing Date, at least one Business Day prior to the date of any proposed Borrowing, that such Lender will not make available to the Agent as and when required hereunder for the account of the relevant Borrower the amount of that Lender's Commitment Percentage of the Borrowing, the Agent may assume that each Lender has made such amount available to the Agent in immediately available funds on the Borrowing date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the relevant Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the relevant Borrower such amount, that Lender shall on the next Business Day following the date of such Borrowing make such amount available to the Agent, together with interest at the

            Federal Funds Rate for and determined as of each day during such period. A notice of the Agent submitted to any Lender with respect to amounts owing under this Section 2.13(a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Lender's Loan on the date of borrowing for all purposes of this Agreement. If such amount is not made available to the Agent on the next Business Day following the date of such Borrowing, the Agent shall notify the relevant Borrower of such failure to fund and, upon demand by the Agent, the relevant Borrower shall pay such amount to the Agent for the Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

                  (b) The failure of any Lender to make any Loan on any date of borrowing shall not relieve any other Lender of any obligation hereunder to make a Loan on the date of such borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any borrowing.

            2.14 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its Commitment Percentage of payments on account of the Loans obtained by all the Lenders, such Lender shall forthwith
(a) notify the Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender's Commitment Percentage (according to the proportion of (i) the amount of such paying Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 2.14 and will in each case notify the Lenders following any such purchases or repayments.

            2.15 Security and Guarantees

                  (a) All obligations of the Borrowers under this Agreement, the
            Notes and all other Loan Documents shall be secured in accordance with the Collateral Documents.

                  (b) All obligations of the Borrowers under this Agreement, each of the Notes and all other Loan Documents shall be unconditionally guaranteed by the Guarantors pursuant to the Guaranties.

                  (c) The obligations of the Borrowers under any Rate Contracts shall be entitled to the ratable and pari passu benefits of the security provided by the Collateral Documents and the Guaranties in the same manner as other obligations and indebtedness under the other Loan Documents to the extent of the risk assessment factor typically utilized by the Agent in assessing the credit risk associated with Rate Contracts, and shall be entitled to the subordinate benefit of the Collateral Documents and the Guaranties to the extent of any excess, provided that the counterparties to Rate Contracts shall not (prior to the repayment of the other obligations and indebtedness under the Loan Documents) be entitled to exercise any additional voting rights hereunder by reason of their being parties to such Rate Contracts over those otherwise allocated to Lenders hereunder.

                                    ARTICLE 3
                     TAXES, YIELD PROTECTION AND ILLEGALITY

            3.01 Taxes

                  (a) Subject to Section 3.01(g), any and all payments by the
            Borrowers to each Lender or the Agent under this Agreement shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Lender's net income by the jurisdiction under the laws of which such Lender or the Agent, as the case may be, is organized or maintains a Lending Office or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes").

                  (b) In addition, the Borrowers shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents (hereinafter referred to as "Other Taxes").

                  (c) Subject to Section 3.01(g), the Borrowers shall indemnify and hold harmless each Lender and the Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.01) paid by the Lender or the Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other

            Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days from the date the Lender or the Agent makes written demand therefor.

                  (d) If the Borrowers shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, then, subject to
            Section 3.01(g):

                        (i) the sum payable shall be increased as necessary so
                  that after making all required deductions (including deductions applicable to additional sums payable under this
                  Section 3.01) such Lender or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made;

                        (ii) the Borrowers shall make such deductions; and

                        (iii) the Borrowers shall pay the full amount deducted
                  to the relevant taxation authority or other authority in accordance with applicable law.

                  (e) Within 30 days after the date of any payment by the
            Borrowers of Taxes or Other Taxes, the Borrowers shall furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Agent.

                  (f) Each Lender which is a foreign person (i.e., a person
            other than a United States person for United States Federal income tax purposes) agrees that:

                        (i) it shall, no later than the Closing Date (or, in the
                  case of a Lender which becomes a party hereto pursuant to
                  Section 10.08 after the Closing Date, the date upon which the Lender becomes a party hereto) deliver to the Borrowers through the Agent two accurate and complete signed originals of Internal Revenue Service Form 4224 or any successor thereto ("Form 4224"), or two accurate and complete signed originals of Internal Revenue Service Form 1001 or any successor thereto ("Form 1001"), as appropriate, in each case indicating that the Lender is on the date of delivery thereof entitled to receive payments of principal, interest and fees under this Agreement free from withholding of United States Federal income tax;

                        (ii) if at any time the Lender makes any changes
                  necessitating a new Form 4224 or Form 1001, it shall with reasonable promptness deliver to the Borrowers through the Agent in replacement for, or in addition to, the forms previously delivered by it hereunder, two accurate and complete signed originals of Form 4224; or two accurate and complete signed originals of Form 1001, as appropriate, in each case indicating that the Lender is on the date of delivery thereof entitled to receive payments of principal, interest and fees under this Agreement free from withholding of United States Federal income tax;

                        (iii) it shall, before or promptly after the occurrence
                  of any event (including the passing of time but excluding any event mentioned in (ii) above) requiring a change in or renewal of the most recent Form 4224 or Form 1001 previously delivered by such Lender, deliver to the Borrowers through the Agent two accurate and complete original signed copies of Form 4224 or Form 1001 in replacement for the forms previously delivered by the Lender; and

                        (iv) it shall, promptly upon the Borrowers' or the
                  Agent's reasonable request to that effect, deliver to the Borrowers or the Agent (as the case may be) such other forms or similar documentation as may be required from time to time by any applicable law, treaty, rule or regulation in order to establish such Lender's tax status for withholding purposes.

                  (g) The Borrowers will not be required to pay any additional amounts in respect of United States Federal income tax pursuant to
            Section 3.01(d) to any Lender for the account of any Lending Office of such Lender:

                        (i) if the obligation to pay such additional amounts
                  would not have arisen but for a failure by such Lender to comply with its obligations under Section 3.01(f) in respect of such Lending Office;

                        (ii) if such Lender shall have delivered to the
                  Borrowers a Form 4224 in respect of such Lending Office pursuant to Section 3.01(f), and such Lender shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by the Borrowers hereunder for the account of such Lending Office for any reason other than a change in United States law or regulations or in the official interpretation of such law or regulations by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form 4224; or

                        (iii) if the Lender shall have delivered to the
                  Borrowers Form 1001 in respect of such Lending Office pursuant to Section 3.01(f), and such Lender shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by the Borrowers hereunder for the account of such Lending Office for any reason other than a change in United States law or regulations or any applicable tax treaty or regulations or in the official interpretation of any such law, treaty or regulations by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form 1001.

                  (h) If, at any time, the Borrowers request any Lender to
            deliver any forms or other documentation pursuant to Section 3.01(f)(iv), then the Borrowers shall, on demand of such Lender through the Agent, reimburse such Lender for any costs and expenses (including Attorney Costs) reasonably incurred by such Lender in the preparation or delivery of such forms or other documentation.

                  (i) If the Borrowers are required to pay additional amounts to any Lender or the Agent pursuant to Section 3.01(d), then such Lender shall use its reasonable best efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Borrowers which may thereafter accrue if such change, in the judgment of such Lender, is not otherwise disadvantageous to such Lender.

            3.02 Illegality.

                  (a) If any Lender shall determine that the introduction of any
            Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make Eurodollar Rate Loans, then, on notice thereof by the Lender to the Company through the Agent, the obligation of that Lender to make Eurodollar Rate Loans shall be suspended until the Lender shall have notified the Agent and the Company that the circumstances giving rise to such determination no longer exists.

                  (b) If a Lender shall determine that it is unlawful to
            maintain any Eurodollar Rate Loan, the relevant Borrower shall prepay in full all Eurodollar Rate Loans of that Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if the Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Eurodollar Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 3.04.

                  (c) If a Borrower is required to prepay any Eurodollar Rate
            Loan immediately as provided in Section 3.02(b), then concurrently with such prepayment, such Borrower shall borrow from the affected Lender, in the amount of such repayment, a Base Rate Loan.

                  (d) Before giving any notice to the Agent pursuant to this
            Section 3.02, the affected Lender shall designate a different Lending Office with respect to its Eurodollar Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

            3.03 Increased Costs and Reduction of Return

                  (a) If any Lender shall determine that, due to either (i) the introduction of or any change in reserve requirements included in the calculation of the Eurodollar Rate) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans, then the Borrowers shall be liable for, and shall from time to time, upon demand therefor by such

            Lender (with a copy of such demand to the Agent), pay to such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.

                  (b) If any Lender shall have determined that (i) the
            introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Lender (or its Lending Office) or any corporation controlling the Lender, with any Capital Adequacy Regulation; affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy and such Lender's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, loans, credits or obligations under this Agreement, then, upon demand of such Lender (with a copy to the Agent), the Borrowers shall upon demand pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender for such increase.

            3.04 Funding Losses. Each Borrower agrees to reimburse each Lender and to hold each Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of:

                  (a) the failure of such Borrower to make any payment or
            prepayment of principal of any Eurodollar Rate Loan (including payments made after any acceleration thereof);

                  (b) the failure of such Borrower to borrow, continue or
            convert a Loan after such Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

                  (c) the failure of such Borrower to make any prepayment after such Borrower has given a notice in accordance with Section 2.06;

                  (d) the prepayment (including pursuant to Section 2.07) of an
            Eurodollar Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

                  (e) the conversion pursuant to Section 2.04 of any Eurodollar
            Rate Loan to a Base Rate Loan on a day that is not the last day of the respective Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Eurodollar Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained. Solely for purposes of calculating amounts payable by such Borrower to the Lenders under this Section 3.04, each Eurodollar Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the Eurodollar Rate for such Eurodollar Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan is in fact so funded.

            3.05 Inability to Determine Rates. If the Agent shall have determined that for any reason adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or that the Eurodollar Rate applicable pursuant to Section 2.09(a) for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Agent will forthwith give notice of such determination to the relevant Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain

Eurodollar Rate Loans, as the case may be, hereunder shall be suspended until the Agent revokes such notice in writing. Upon receipt of such notice, such Borrower may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If such Borrower does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by such Borrower, in the amount specified in the applicable notice submitted by such Borrower, but such Loans shall be made, converted or continued as Base Rate Loans instead of Eurodollar Rate Loans, as the case may be.

            3.06 Certificates of Lenders. Any Lender claiming reimbursement or compensation pursuant to this Article 3 shall deliver to the Borrowers (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to the Lender hereunder and such certificate shall be conclusive and binding on the Borrowers in the absence of manifest error.

            3.07 Survival. The agreements and obligations of the Borrowers in this Article 3 shall survive the payment of all other Obligations.

                                   ARTICLE 4
                              CONDITIONS PRECEDENT

            4.01 Conditions of Initial LoansConditions of Initial Loans. The obligation of each Lender to make its initial Loan hereunder is subject to the following conditions precedent. All documents delivered hereunder shall, at the request of the Agent, be delivered in sufficient copies for each Lender, and shall in any event be in form and substance acceptable to the Agent.

                  (a) Loan Agreement and Notes. The Agent shall have received this Agreement executed by the Borrowers, the Agent and each of the Lenders and the Notes executed by the Borrowers.

                  (b) Collateral Documents. The Agent shall have received the
            Collateral Documents, executed by the Borrowers, and the Parent Guaranty, and Parent Collateral Documents executed by the Parent, and the Subsidiary Guaranty and the Subsidiary Collateral Documents executed by HLG and Cinderlane.

                  (c) Unsecured Indemnity Agreement. The Agent shall have
            received the Unsecured Indemnity Agreement executed by each of the Borrowers and the Parent.

                  (d) Articles of Incorporation; By-laws and Good Standing. The
            Agent shall have received each of the following documents:

                        (i) the articles or certificate of incorporation of the
                  Parent and of the Borrowers as in effect on the Closing Date, certified by the Secretary of State of the state of incorporation of the Parent and of each of the Borrowers as of a recent date and by the Secretary or Assistant Secretary of the applicable Borrower as of the Closing Date, and the bylaws of the Parent and of the Borrowers as in effect on the Closing Date, certified by the Secretary or Assistant Secretary, respectively of the Parent and of the applicable Borrower as of the Closing Date; and

                        (ii) a good standing certificate for the Parent and for
                  each Borrower from the Secretary of State of its state of incorporation and each state where the Parent or the Borrower, as the case may be, is qualified to do business as a foreign corporation as of a recent date.

                  (e) Resolutions; Incumbency. The Agent shall have received the following:

                        (i) Copies of the resolutions of the board of directors
                  of the Parent, each Borrower and each Guarantor approving and authorizing the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents to be delivered hereunder, and authorizing the borrowing of the Loans, certified as of the Closing Date by the Secretary or an Assistant Secretary of the appropriate Loan Party;

                        (ii) Copies of the resolutions of the board of directors
                  of each such Loan Party approving and authorizing the execution, delivery and performance by such Loan Party of the Loan Documents to be delivered by it hereunder, certified as of the Closing Date by the Secretary or an Assistant Secretary thereof; and

                        (iii) A certificate of the Secretary or Assistant
                  Secretary of each such Loan Party certifying the names and true signatures of the officers of that Loan Party who are authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by such Loan Party hereunder.

                  (f) Certificate. The Agent shall have received a certificate signed by a Responsible Officer of the Borrowers, dated as of the Closing Date:

                        (i) certifying that the representations and warranties
                  contained in Article 5 are true and correct on and as of such date, as though made on and as of such date;

                        (ii) certifying that no Default or Event of Default
                  exists or would result from the initial Borrowing;

                        (iii) certifying that there has occurred since December
                  31, 1997 no event or circumstance that could reasonably be expected to result in a Material Adverse Effect;

                        (iv) certifying as to such other matters as the Agent
                  and the Lenders may reasonably request.

                  (g) Financial Statements. The Agent shall have received a
            certified copy of financial statements of Parent and its Subsidiaries referred to in Section 5.11.

                  (h) Recordation of Deed of Trust. The Deed of Trust shall have been duly recorded with the County Recorder's Office of Clark County, Nevada, second in order of filing only to the deed of trust filed in connection with the Existing Credit Agreement.

                  (i) Pledged Collateral. The Agent shall have received all
            certificates and instruments representing the Pledged Collateral (other than the certificates and instruments representing the stock of Borrowers and any other Persons who are gaming licensees in the State of Nevada) and undated stock transfer powers executed in blank, or, in the alternative, arrangements satisfactory to the Agent shall have been made concerning the Pledged Collateral with the agent and lenders under the Existing Credit Agreement.

                  (j) Financing Statements. The Agent shall have received
            acknowledgment copies of all UCC-l financing statements filed, registered or recorded to perfect the security interests of the Agent for the benefit of the Lenders, or other evidence satisfactory to the Agent that there has been filed, registered or recorded all financing statements and other filings, registrations and recordings necessary and advisable to perfect the Liens of the Agent for the benefit of the Lenders in accordance with applicable law.

                  (k) Lien Searches. The Agent shall have received written
            advice relating to such Lien and judgment searches as the Agent shall have requested of the Borrowers, and such termination statements or other documents as may be necessary to confirm that the Collateral and the Parent Collateral is subject to no other Liens in favor of any Persons (other than Permitted Liens).

                  (l) Worker's Compensation Insurance. The Borrowers shall have provided such policy or policies of worker's compensation insurance as may be required by applicable worker's compensation insurance laws (including employer's liability insurance, if required by the Agent), covering all employees of the Borrowers.

                  (m) Liability Insurance. The Borrowers shall have provided comprehensive liability insurance naming Agent as an additional insured, on an "occurrence" basis against claims for "personal injury" liability, including bodily injury, death or property damage liability, with a limit of not less than One Million Dollars ($1,000,000).

                  (n) Loss Payable Endorsements. The Borrowers shall have
            provided the Agent with evidence that the Agent has been named as loss payee under all policies of casualty insurance, and as additional insured under all policies of liability insurance, required by the Deed of Trust and with respect to the insurance policies or other instruments or documents evidencing insurance coverage on the properties of the Borrowers in accordance with
            Section 6.06.

                  (o) Environmental Questionnaire. The Agent shall have received an Environmental Questionnaire and Disclosure Statement prepared and certified by each Borrower using Agent's prescribed form, and the information set forth in it shall be acceptable to Agent.

                  (p) Legal Opinions. The Agent shall have received an opinion of Kummer, Kaempfer, Bonner & Renshaw, counsel to the Borrowers and addressed to the Agent and the Lenders.

                  (q) Payment of Fees. The Borrowers shall have paid all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs to the extent invoiced prior to or on the Closing Date, together with such additional amounts of Attorney Costs as shall constitute the Agent's reasonable estimate of Attorney Costs incurred or to be incurred through the closing proceedings, provided that such estimate shall not thereafter preclude final settling of accounts between the Borrowers and the Agent; including any such costs, fees and expenses arising under or referenced in Sections 2.11, 3.01 and 10.04.

                  (r) Gaming Approvals. The Agent shall have received a copy of a duly completed and executed form prepared in accordance with Nevada Gaming Commission Regulation 8.130 with respect to this Agreement and the Loans thereunder and the Borrowers shall have made such other filings and disclosures as may be required by the Gaming Authorities.

                  (s) Notice of Borrowing; Arrangements for Refinancing. The
            Agent shall have received a Notice of Borrowing, and arrangements acceptable to the Agent for the repurchase and retirement of Parent's 10-5/8% senior subordinated notes due 2005 (and all related interest and fees), as contemplated in Section 6.11, shall have been made.

                  (t) Intercreditor Agreement. The Agent shall have received copies of the Intercreditor Agreement signed by the Lenders and the agent under the Existing Credit Agreement.

                  (u) Cinderlane Property. Cinderlane shall have executed a Deed of Trust, substantially in the form of the Deed of Trust executed by the Company and in any event in form and substance satisfactory to the Agent, encumbering that portion of the Cinderlane Property underlying the "Rio Convention Center" and the "Palazzo Suites", and such Deed of Trust shall have been duly recorded with the County Recorder's Office of Clark County, Nevada.

                  (v) Other Documents. The Agent shall have received evidence that all other actions necessary or, in the opinion of the Agent or the Lenders, desirable to perfect and protect the first priority Lien created by the Collateral Documents and the Parent Collateral Documents and to enhance the

            Agent's ability to preserve and protect its interests in and access to the Collateral and the Parent Collateral Documents, have been taken, and shall have received such other approvals, opinions or documents as the Agent or any Lender may request.

Notwithstanding the provisions of this Section 4.01, the Borrowers shall not be required to cause the Parent to deliver the stock of Borrowers to the Agent in pledge pursuant to the Parent Security Agreement, and the Company shall not be required to deliver the stock of HLG to the Agent in pledge pursuant to the Borrowers Security Agreement (and no negative pledge with respect to such stock shall in any manner be effective) unless and until the consents referred to in
Section 6.23 are obtained.

            4.02 Conditions to All Borrowings. The obligation of each Lender to make any Loan to be made by it hereunder (including its initial Loan) or to continue or convert any Loan pursuant to Section 2.04 is subject to the satisfaction of the following conditions precedent on the relevant borrowing, or continuation or conversion date:

                  (a) Notice of Borrowing or Continuation/ Conversion. The Agent
            shall have received (with, in the case of the initial Loan only, a copy for each Lender) a Notice of Borrowing or a Notice of Continuation/Conversion, as applicable.

                  (b) Continuation of Representations and Warranties. The
            representations and warranties made by the Borrowers contained in
            Article 5 shall be true and correct on and as of such borrowing, continuation or conversion date with the same effect as if made on and as of such borrowing or continuation or conversion date.

                  (c) No Existing Default. No Default or Event of Default shall exist or shall result from such Borrowing or continuation or conversion.

                  (d) Gaming Conditions. No Gaming Authority shall have entered any order or imposed any
            requirement requiring (i) approval of the Loans prior to further advances or (ii) rescission or repayment of any Loan or Loan Document.

                  (e) Title Insurance. In the case of the initial Loans, a title insurance company acceptable to the Lenders shall have issued or committed to issue an ALTA Lender's extended coverage policy of title insurance, including an LP10 Construction Loan Package or its equivalent, in a liability amount satisfactory to the Agent and the Lenders. The title policy shall insure the Deed of Trust and the similar deed of Trust executed by Cinderlane as first priority liens on the Real Property, subject only to exceptions consented to by the Agent in writing, and shall contain such endorsements as the Agent and/or any of the Lenders may require. In addition, one or more other title insurance companies acceptable to the Agent and the Lenders shall have issued such reinsurance as the Agent and the Lenders may require. No title matter may be insured over by any title company without the express written consent of the Agent.

Each Notice of Borrowing and Notice of Continuation/Conversion submitted by the Borrowers hereunder shall constitute a representation and warranty by the Borrowers hereunder, as of the date of each such notice or application and as of the date of each Borrowing or continuation or conversion, as applicable, that the conditions in Section 4.02 are satisfied.

                                    ARTICLE 5
                         REPRESENTATIONS AND WARRANTIES

            The Borrowers jointly and severally represent and warrant to the Agent and each Lender that:

            5.01 Corporate Existence and Power. Each Loan Party and each of its
Subsidiaries:

            (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

            (b) has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and execute, deliver, and perform its obligations under, the Loan Documents;

            (c) is duly qualified as a foreign corporation, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification; and

            (d) is in compliance with all Requirements of Law; except, in each case referred to in clause (c) or clause (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

            5.02 Corporate Authorization; No Contravention. The execution, delivery and performance by each Loan Party and its Subsidiaries of this Agreement, and any other Loan Document to which such Person is party, have been duly authorized by all necessary corporate action, and do not and will not:

                  (a) contravene the terms of any of that Person's Organization
            Documents;

                  (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject;

                  (c) violate any Requirement of Law;

                  (d) constitute a "transfer of an interest" or an "obligation incurred" that is avoidable by a trustee under Section 548 of the Bankruptcy Code of 1978, as amended, or constitute a "fraudulent conveyance," "fraudulent obligation" or "fraudulent transfer" within the meaning of the Uniform Fraudulent Conveyances Act or Uniform Fraudulent Transfer Act, as enacted in any jurisdiction;

                  (e) result in or require the creation or imposition of any
            Lien or Right of Others upon or with respect to any Property now owned or leased or hereafter acquired by such party; or

                  (f) require any consent or approval not heretofore obtained of any partner, director, stockholder or creditor of such party.

            5.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority (except for recordings or filings in connection with the Liens granted to the Agent under the Collateral Documents) is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Loan Parties or any of their respective Subsidiaries of the Agreement or any other Loan Document.

            5.04 Binding EffectBinding Effect. This Agreement and each other Loan Document to which each Loan Party or any of its Subsidiaries is a party constitute the legal, valid and binding obligations of each Loan Party and any of its Subsidiaries to the extent it is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

            5.05 Litigation. Except as specifically disclosed in Schedule 5.05, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of Loan Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Loan Parties or their respective Subsidiaries or any of their respective Properties which:

                  (a) purport to affect or pertain to this Agreement, or any other Loan Document, or any of the transactions contemplated hereby or thereby or the Real Property; or

                  (b) if determined adversely to the Loan Parties or their
            respective Subsidiaries, would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery and performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

            5.06 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Loan Parties or the grant or perfection of the Agent's Liens on the Collateral. Neither the Loan Parties nor any of their respective Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect.

            5.07 ERISA Compliance.

                  (a) Schedule 5.07 lists all Plans and separately identifies
            Plans intended to be Qualified Plans and Multiemployer Plans. All written descriptions thereof provided to the Agent are true and complete in all material respects.

                  (b) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state law, including all requirements under the Code or ERISA for filing reports (which are true and correct in all material respects as of the date filed), and benefits have been paid in accordance with the provisions of the Plan.

                  (c) Except for the Qualified Plans and Multiemployer Plans
            listed on Schedule 5.07, each Qualified Plan and Multiemployer Plan has been determined by the IRS to qualify under Section 401 of the Code, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the Code, and to the best knowledge of the Loan Parties nothing has occurred which would cause the loss of such qualification or tax-exempt status. With respect to the Qualified Plans and Multiemployer Plans listed on Schedule 5.07, a favorable determination letter has not yet been obtained from the Internal Revenue Service under Sections 401(a) and 501(a) of the Code regarding the current status of each such Qualified Plan and Multiemployer Plan. After due execution of each such Plan by the Loan Parties, an application for a favorable determination letter will be submitted to the Internal Revenue Service within the remedial amendment period prescribed by Section 401(b) of the Code, and each such Plan will be amended to the extent required to secure a favorable determination letter from the Internal Revenue Service.

                  (d) Except as specifically disclosed in Schedule 5.07, there is no outstanding liability under Title IV of ERISA with respect to any Plan maintained or sponsored by the Loan Parties or any ERISA Affiliate, nor with respect to any Plan to which the Loan Parties or any ERISA Affiliate contributes or is obligated to contribute.

                  (e) Except as specifically disclosed in Schedule 5.07, no Plan subject to Title IV of ERISA has any Unfunded Pension Liability.

                  (f) Except as specifically disclosed in Schedule 5.07, no
            member of the Controlled Group has ever represented, promised or contracted (whether in oral or written form) to any current or former employee (either individually or to employees as a group) that such current or former employee(s) would be provided, at any cost to any member of the

            Controlled Group, with life insurance or employee welfare plan benefits (within the meaning of section 3(1) of ERISA) following retirement or termination of employment. To the extent that any member of the Controlled Group has made any such representation, promise or contract, such member has expressly reserved the right to amend or terminate such life insurance or employee welfare plan benefits with respect to claims not yet incurred.

                  (g) Members of the Controlled Group have complied in all
            material respects with the notice and continuation coverage requirements of Section 4980B of the Code.

                  (h) Except as specifically disclosed in Schedule 5.07, no
            ERISA Event has occurred or is reasonably expected to occur with respect to any Plan.

                  (i) There are no pending or, to the best knowledge of the Loan
            Parties, threatened claims, actions or lawsuits, other than routine claims for benefits in the usual and ordinary course, asserted or instituted against (i) any Plan maintained or sponsored by the Loan Parties or its assets, (ii) any member of the Controlled Group with respect to any Qualified Plan, or (iii) any fiduciary with respect to any Plan for which the Loan Parties may be directly or indirectly liable, through indemnification obligations or otherwise.

                  (j) Except as specifically disclosed in Schedule 5.07, neither the Loan Parties nor any ERISA Affiliate has incurred nor reasonably expects to incur (i) any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan or (ii) any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) with respect to a Plan.

                  (k) Except as specifically disclosed in Schedule 5.07, neither the Loan Parties nor any ERISA Affiliate has transferred any Unfunded Pension Liability to a Person other than the Loan Parties or an ERISA Affiliate or otherwise engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

                  (l) No member of the Controlled Group has engaged, directly or indirectly, in a nonexempt prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan which could reasonably be expected to have a Material Adverse Effect.

            5.08 Use of Proceeds; Margin Regulations. The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 6.11, and are intended to be and shall be used in compliance with Section 7.07.

            5.09 Title to Properties. The Property subject to the Deed of Trust constitutes the entire Rio Resort Hotel & Casino and the associated parcel(s) of real property underlying the associated hotel towers, casino, convention and meeting facilities, parking garages, kitchens and other amenities associated therewith. Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, the Collateral and all Property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the Property of each Loan Party and its Subsidiaries is subject to no Liens, other than Permitted Liens.

            5.10 Taxes. Each Loan Party and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their Properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP and no Notice of Lien has been filed or recorded. There is no proposed tax assessment against any Loan Party or any of its Subsidiaries which would, if the assessment were made, have a Material Adverse Effect.

            5.11 Financial Condition/Material Adverse Effect.

                  (a) The audited consolidated financial statements of financial condition of the Parent and its Subsidiaries dated December 31, 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for the fiscal year ended on that date and the unaudited consolidated balance sheet, statement of operations and cash flow summary of the Company dated December 31, 1997:

                        (i) except for the cash flow summary of the Company,
                  were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;

                        (ii) are complete, accurate and fairly present the
                  financial condition of the Parent and its Subsidiaries and the Company and its Subsidiaries, as of the date thereof and results of operations for the period covered thereby; and

                        (iii) except as specifically disclosed in Schedule 5.11,
                  show all material indebtedness and other liabilities, direct or contingent of the Parent and its consolidated Subsidiaries and of the Company and its consolidated Subsidiaries, respectively, as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.

                  (b) The unaudited consolidated statements of financial
            condition of the Parent and its
            consolidated Subsidiaries dated September 30, 1998, and the related consolidated statements of operations, and cash flows for the fiscal quarter ended on that date and the unaudited consolidated financial statements of financial condition of Parent and its Subsidiaries dated September 30, 1998, and the related consolidated statement of operations and cash flow summary for the fiscal quarter ended on that date:

                        (i) except for the cash flow summary of the Company,
                  were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;

                        (ii) are complete, accurate and fairly present the
                  financial condition of both Parent and its Subsidiaries and the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

                        (iii) except as specifically disclosed in Schedule 5.11,
                  show all material indebtedness and other liabilities, direct or contingent of the Company and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.

                  (c) Since December 31, 1997 there has been no Material Adverse
            Effect.

            5.12 Environmental Matters.

                  (a) Except as specifically disclosed in Schedule 5.12, the on-going operations of each Loan Party and each of its Subsidiaries comply in all respects with all Environmental Laws.

                  (b) Except as specifically disclosed in Schedule 5.12, each
            Loan Party and each of its

            Subsidiaries has obtained all licenses, permits, authorizations and registrations required under any Environmental Law ("Environmental Permits") and necessary for its ordinary course operations, all such Environmental Permits are in good standing, and each Loan Party and each of its Subsidiaries is in compliance with all material terms and conditions of such Environmental Permits.

                  (c) Except as specifically disclosed in Schedule 5.12, none of the Loan Parties, any of their respective Subsidiaries or any of their respective present Property or operations is subject to any outstanding written order from or agreement with any Governmental Authority nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material.

                  (d) Except as specifically disclosed in Schedule 5.12, there are no Hazardous Materials or other conditions or circumstances existing with respect to any Property, or arising from operations prior to the Closing Date, of the Loan Parties or any of their respective Subsidiaries that would reasonably be expected to give rise to Environmental Claims with a potential liability of the Loan Parties and their respective Subsidiaries in excess of $100,000 in the aggregate for any such condition, circumstance or Property. In addition, (i) neither the Loan Parties nor any of their respective Subsidiaries has any underground storage tanks (x) that are not properly registered or permitted under applicable Environmental Laws, or (y) that are leaking or disposing of Hazardous Materials offsite, and (ii) the Loan Parties and their respective Subsidiaries have notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under Title III of CERCLA and all other Environmental Laws.

            5.13 Collateral Documents.

                  (a) The provisions of each of the Collateral Documents are effective to create in favor of the Agent for the benefit of the Lenders, a legal, valid and enforceable first priority (subject only to the security interest of BofA as agent for the lenders under the Existing Credit Agreement) security interest in all right, title and interest of each Loan Party and its Subsidiaries in the collateral described therein; and financing statements have been filed in the appropriate offices of the State of Nevada.

                  (b) The Deed of Trust and each other Mortgage when delivered will be effective to grant to the Agent for the benefit of the Lenders a legal, valid and enforceable deed of trust lien on all the right, title and interest of the mortgagor under the Deed of Trust or such Mortgage in the mortgaged Property described therein. When the Deed of Trust or each such other Mortgage is duly recorded in Clark County, Nevada and the mortgage recording fees and taxes in respect thereof are paid and compliance is otherwise had with the formal requirements of state law applicable to the recording of real estate mortgages generally, each such mortgaged Property, subject to the encumbrances and exceptions to title set forth therein and except as noted in the title policies delivered to the Agent pursuant to Section 4.01 is subject to a legal, valid, enforceable and perfected first priority deed of trust (subject to the priority of the deed of trust in favor of BofA as agent for the lenders under the Existing Credit Agreement); and when financing statements have been filed in Clark County, Nevada, such Mortgage also creates a legal, valid, enforceable and perfected first lien (subject, as to priority, only to the lien of BofA as agent for the lenders under the Existing Credit Agreement) on, and security interest in, all right, title and interest of each Loan Party or such Subsidiary under the Deed of Trust or such other Mortgage in all personal property and fixtures which is covered by such Mortgage, subject to no other Liens, except the encumbrances and exceptions to title set forth therein and except as noted in the title policies delivered to the Agent pursuant to
            Section 4.01, and Permitted Liens.

                  (c) All representations and warranties of each Loan Party, of any of its Subsidiaries and of the Parent contained in the Collateral Documents or in any Guaranty or any Parent Collateral Document are true and correct.

            5.14 Regulated Entities. None of the Loan Parties, any Person controlling the Loan Parties or any Subsidiary of the Loan Parties, is (a) an "Investment Company" within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness, with the exception of Nevada Gaming Laws, the provisions of which have been complied with by each Loan Party.

            5.15 No Burdensome Restrictions. Neither the Loan Parties nor any of their respective Subsidiaries is a party to or bound by any Contractual Obligation, or subject to any charter or corporate restriction, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

            5.16 Solvency. Each Loan Party is and each of its Subsidiaries are Solvent.

            5.17 Labor Relations. There are no strikes, lockouts or other labor disputes against the Loan Parties or any of their respective Subsidiaries, or, to the best of the Loan Parties' knowledge, threatened against or affecting the Loan Parties or any of their respective Subsidiaries, and no significant unfair labor practice complaints are pending against the Loan Parties or any of their respective Subsidiaries or, to the best knowledge of the Loan Parties, threatened against any of them before any Governmental Authority.

            5.18 Copyrights, Patents, Trademarks and Licenses, etc. The Loan Parties and their consolidated Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Loan Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed by the Loan Parties or any of their respective Subsidiaries infringes upon any rights held by any other Person; no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Loan Parties, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

            5.19 Subsidiaries and Other Investments. The Parent does not have any Subsidiaries or any equity investments in any other corporation or entity other than those specifically disclosed in Schedule 5.19, in each case as such
Schedule is updated from time to time (which updates shall be deemed to update any previous Schedule from the date received by the Agent without further action by any party hereto).

            5.20 Insurance. The Properties of each Loan Party and its Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where each Loan Party or such Subsidiary operates.

            5.21 Full Disclosure. None of the representations or warranties made by the Loan Parties or any of their respective Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of the Loan Parties or any of their respective Subsidiaries in connection with the Loan Documents, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading.

            5.22 Projections. As of the date of their preparation, the assumptions set forth in the Projections were reasonable and consistent with each other and with all facts known to the Company and no material assumption was omitted as a basis for the Projections, and the Projections were reasonably based on such assumptions. As of the date of this Agreement, and as of the Closing Date, no fact or circumstance has come to the attention of either Borrower to cause it to believe, and it does not believe, that such assumptions are not reasonable or consistent with each other and with all facts known to the Borrowers or that any material assumption is omitted as a basis for the Projections or that the Projections are not reasonably based on the assumptions. Nothing in this Section shall be construed as a representation or covenant that the Projections in fact will be achieved.

            5.23 Gaming Laws. Each Loan Party and each of its Subsidiaries are in substantial compliance with all Gaming Laws that are applicable to it.

            5.24 Management Agreement. The Loan Parties are the sole manager of the Real Property, the entirety of the existing Rio Hotel and Casino and the Rio Expansion Project. The Loan Parties have not executed a management agreement with any other Person with respect to the Real Property.

                                   ARTICLE 6
                             AFFIRMATIVE COVENANTS

            The Borrowers hereby jointly and severally covenant and agree that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Lenders waive compliance in writing:

            6.01 Financial Statements. The Company shall deliver to the Agent in form and detail satisfactory to the Agent and the Majority Lenders, with sufficient copies for each Lender:

                  (a) As soon as available, but not later than 120 days after the end of each fiscal year, a copy of the Form 10-K of Harrah's as filed with the SEC for such fiscal year, which shall include, or be accompanied by, the opinion of Arthur Andersen or another nationally recognized independent public accounting firm which report shall state that such consolidated and consolidating financial statements present fairly the financial position of Harrah's for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited for any reason, including without limitation because of a restricted or limited examination by such accountant of any material portion of Harrah's, the Parent's, the Company's or any Subsidiary's records and shall be delivered to the Agent pursuant to a reliance agreement between the Agent and Lenders and such accounting firm in form and substance satisfactory to the Agent;

                  (b) As soon as available, but not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year a copy of the Form 10-Q of Harrah's as filed with the SEC for such fiscal quarter accompanied by a certificate of a Responsible Officer certifying the financial statements appearing therein as being complete and correct and fairly presenting, in accordance with GAAP, the financial position and the results of operations of the Parent, the Borrowers and their respective Subsidiaries;

                  (c) As soon as available, but not later than 30 days after the end of each calendar month of each year, a copy of the unaudited combined balance sheet of the Borrowers and their respective Subsidiaries as of the end of such month and the related combined statement of income and for the period commencing on the first day and ending on the last day of such month, and for the year to date and, in each case showing comparisons with the prior year and certified by an appropriate Responsible Officer as being complete and correct and fairly presenting, in accordance with GAAP, the financial position and the results of operations of the Borrowers and their respective Subsidiaries; and

                  (d) As soon as available, and in any event within 60 days
            after the commencement of each fiscal year of the Parent and of the Company, a budget and projection by fiscal quarter for that fiscal year and for the next two succeeding fiscal years, including for the first such fiscal year, projected consolidated and consolidating (in accordance with past consolidating practices of the Parent and the Company) balance sheets and statements of operations and a summary of cash flow and, for the second and third such fiscal years projected consolidated condensed balance sheets and statements of operations and summaries of cash flow of the Parent, the Company and their Subsidiaries, all in reasonable detail.

            6.02 Certificates; Other Information. The Company shall furnish to the Agent, with sufficient copies for each Lender:

                  (a) Concurrently with the delivery of the financial statements referred to in Section 6.01(a) above, a certificate of the independent certified public accountants reporting on such financial statements which accountants' report and opinion shall be accompanied by a certificate stating that, in making the examination pursuant to generally accepted auditing standards necessary for the certification of such financial statements an such report, such accountants have obtained no knowledge of any Default or Event of Default or, if, in the opinion of such accountant and such Default or Event of Default shall exist, stating the nature and status of such Default or Event of Default;

                  (b) Concurrently with the delivery of the financial statements referred to in Sections 6.01(a)
            and (b) above, a Compliance Certificate signed by a Responsible Officer (i) stating that, to the best of such officer's knowledge, the Loan Parties, during such period, have observed and performed in all material respects all of their covenants and other agreements, and satisfied every condition contained in this Agreement to be observed, performed or satisfied by them, and that such officer has obtained no knowledge of any Default or Event of Default except as specified (by applicable Section reference) in such certificate, and
            (ii) showing in detail the calculations supporting such statement in respect of Sections 7.13, 7.14, 7.15 and 7.16;

                  (c) Promptly after the same are sent, copies of all financial statements and reports which the Parent or the Company sends to its shareholders; and promptly after the same are filed, copies of all financial statements and regular, periodical or special reports which the Parent or the Company may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority;

                  (d) Promptly after the same are available, copies of all
            copies of all reports and any correspondence relating thereto prepared pursuant to Nevada Gaming Commission Regulation 6.090(9) and 6A.110(2) and copies of any written communications to the Loan Parties or any of their respective Subsidiaries from any Gaming Authority relating any order to show cause, any disciplinary action or to a License Revocation with respect to the Parent, any Borrower or any of its Subsidiaries;

                  (e) promptly, such additional business, financial, corporate affairs and other information as the Agent, at the request of any Lender, may from time to time reasonably request; and

                  (f) Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a written report, in form and detail reasonably acceptable to the Agent describing the revenues of the Rio Secco Golf Course.

            6.03 Notices. The Company shall promptly notify the Agent and each
Lender:

                  (a) of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default;

                  (b) of any communication, whether written or oral, that the
            Loan Parties may receive from any governmental, judicial or legal authority, giving notice of any claim or assertion that the Real Property fails in any material respect to comply with any Requirement of Law;

                  (c) of any material adverse change in the physical condition of the Real Property (including any damage suffered as a result of earthquakes or floods) or any Loan Party's financial condition or operations;

                  (d) of (i) any breach or nonperformance of, or any default under, any Contractual Obligations of the Loan Parties or any of their respective Subsidiaries which could result in a Material Adverse Effect; and (ii) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Loan Parties or any of their respective Subsidiaries and any Governmental Authority;

                  (e) of the commencement of, or any material development in, any litigation or proceedings affecting the Loan Parties or any of their respective Subsidiaries (i) in which the amount of damages claimed is $100,000 (or its equivalent in another currency or currencies) or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any Loan Document;

                  (f) upon, but in no event later than 10 days after, becoming aware of (i) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Loan Parties or any of their respective Subsidiaries or any of their respective Properties pursuant to any applicable Environmental Laws, (ii) all other Environmental Claims, and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of the properties of the Loan Parties or any of their respective Subsidiaries that could reasonably be anticipated to cause such properties or any parts thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such properties under any Environmental Laws;

                  (g) of any other litigation or proceedings affecting the Loan
            Parties or any of their respective Subsidiaries which any Loan Party would be required to report to the SEC pursuant to the Exchange Act, within four days after reporting the same to the SEC;

                  (h) of any of the following ERISA events affecting any Loan
            Party or any member of its Controlled Group (but in no event more than 10 days after such event), together with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to any Loan Party or any member or its Controlled Group with respect to such event:

                        (i) an ERISA Event;

                        (ii) the adoption of any new Plan that is subject to
                  Title IV of ERISA or section 412 of the Code by any member of the Controlled Group;

                        (iii) the adoption of any amendment to a Plan that is
                  subject to Title IV of ERISA or

                  section 412 of the Code, if such amendment results in a material increase in benefits or unfunded liabilities; or

                        (iv) the commencement of contributions by any member of
                  the Controlled Group to any Plan that is subject to Title IV of ERISA or section 412 of the Code;

                  (i) any Material Adverse Effect subsequent to the date of the most recent audited financial statements of any Loan Party delivered to the Lenders pursuant to Sections 6.01(a) or 4.01(g);

                  (j) of any change in accounting policies or financial
            reporting practices by the Loan Parties or any of their respective Subsidiaries; and

                  (k) of any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving the Loan Parties or any of their respective Subsidiaries.

            Each notice pursuant to this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action any Loan Party proposes to take with respect thereto and at what time. Each notice under Section 6.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

            6.04 Preservation of Corporate Existence, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to:

                  (a) preserve and maintain in full force and effect its
            corporate existence and good standing under the laws of its state or jurisdiction of incorporation;

                  (b) preserve and maintain in full force and effect all
            rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business;

                  (c) use its reasonable efforts, in the Ordinary Course of
            Business, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having material business relations with it; and

                  (d) preserve or renew all of its registered trademarks, trade names and service marks, the nonpreservation of which could reasonably be expected to have a Material Adverse Effect.

            6.05 Maintenance of Property. Each Loan Party shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all their Properties which are used or useful in their businesses in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, except as permitted by Section 7.02.

            6.06 Insurance. In addition to insurance requirements set forth in the Collateral Documents, the Loan Parties shall maintain, and shall cause each of their respective Subsidiaries to maintain, with financially sound and reputable independent insurers, insurance with respect to its Properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; including workers' compensation insurance, flood insurance, earthquake insurance public liability and property and casualty insurance the amounts of which shall not be reduced by the Loan Parties in the absence of 30 days' prior notice to the Agent. All such insurance shall name the Agent as loss payee/mortgagee and as additional insured, for the benefit of the Lenders, as their interests may appear. Upon request of the Agent or any Lender, the Loan Parties shall furnish the Agent, with sufficient copies for each Lender, at reasonable intervals (but not more than once per calendar year) a certificate of a Responsible Officer (and, if requested by the Agent, any insurance broker of the Loan Parties) setting forth the nature and extent of all insurance maintained by the Loan Parties and their respective Subsidiaries in accordance with this Section 6.06 or any Collateral Documents (and which, in the case of a certificate of a broker, were placed through such broker).

            6.07 Payment of Obligations. Each Loan Party shall, and shall cause its Subsidiaries to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

                  (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by each Loan Party or such Subsidiary;

                  (b) all lawful claims which, if unpaid, would by law become a
            Lien upon its Property; and

                  (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

            6.08 Compliance with Laws. Each Loan Party shall comply, and shall cause each of its Subsidiaries to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist.

            6.09 Inspection of Property and Books and RecordsInspection of Property and Books and Records. Each Loan Party shall maintain and shall cause each of its Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and businesses of each Loan Party and such Subsidiaries. Subject to compliance with applicable Gaming Laws, including restrictions on access to security and surveillance systems and the casino cage, each Loan Party shall permit, and shall cause each of its Subsidiaries to permit, representatives and independent contractors of the Agent or any Lender to visit and inspect any of their respective Properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to each Loan Party; provided, however, when an Event of Default exists the Agent or any Lender may do any of the foregoing at the reasonable expense of each Loan Party at any time during normal business hours and without advance notice.

            6.10 Environmental Laws

                  (a) Each Loan Party shall, and shall cause each of its
            Subsidiaries to, conduct their operations and keep and maintain their Properties in compliance with all Environmental Laws.

                  (b) Upon the written request of the Agent or any Lender, each
            Loan Party shall submit and cause each of its Subsidiaries to submit, to the Agent with sufficient copies for each Lender, at each Loan Party's sole cost and expense, at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to Section 6.03(f), that could, individually or in the aggregate, result in liability in excess of $1,000,000.

            6.11 Use of Proceeds. The Borrowers shall use the proceeds of the Loans solely to provide financing for the repurchase and retirement of the Parent Senior Subordinated Notes as a result of the Harrah's Acquisition and related transactional expenses.

            6.12 Solvency. Each Loan Party shall at all times be, and shall cause each of their respective Subsidiaries to be, Solvent.

            6.13 New Subsidiaries. Borrowers shall designate each Subsidiary of Parent formed or acquired after the Closing Date as a Restricted Subsidiary or an Unrestricted Subsidiary by a writing delivered to the Agent within 30 days following such formation or acquisition. Borrowers shall cause each such Person designated as a Restricted Subsidiary to promptly and in any event within 30 days execute and deliver to the Agent a Guaranty and Collateral Documents in form and substance satisfactory to the Agent pledging substantially all of the real and personal property of such Restricted Subsidiary, and the corporate parent of such Restricted Subsidiary shall pledge all of the capital stock of such Restricted Subsidiary; provided, however, that Cinderlane shall not be required to pledge any real property other than that described on Schedule 5.28. No Unrestricted Subsidiaries shall be required to be Guarantors or to pledge any of their assets, or to have any of their capital stock or other ownership interests pledged. In connection with any new Subsidiary, the Borrowers shall deliver a certificate signed by a Responsible Officer certifying that Section
5.12 is true and correct after giving effect to the formation or acquisition of new Subsidiary, and shall cause such Subsidiary to also deliver documents of the type referred to in Sections 4.01(d) and (e) and to otherwise comply with Sections 4.01(h) through (k) and 6.22 with respect thereto.

            6.14 Additional Collateral. The Company shall execute and deliver to the Agent Mortgages as appropriate containing restrictions and granting Liens in a manner similar to the Deed of Trust and in any event reasonably acceptable to the Majority Lenders, with respect to each fee, fixture and leasehold interest in real property acquired by any Borrower or any of their respective Subsidiaries, except as provided in the proviso to Section 6.13.

            6.15 Requirements of Law. The Company shall construct any and all improvements to the Real Property in a good and workmanlike manner in accordance with sound building practices. The Company shall comply with all existing and future laws, regulations, orders, building codes, restrictions and requirements of, and all agreements with and commitments to, all governmental, judicial or legal authorities having jurisdiction over the Real Property, including those pertaining to the construction, sale, leasing or financing of such improvements, and with all recorded covenants and restrictions affecting the Real Property.

            6.16 Permits, Licenses and Approvals. Each Loan Party shall properly obtain, comply with and keep in effect all permits, licenses and approvals which are required to be obtained from Governmental Authorities in order to construct, occupy and operate the Real Property. Each Loan Party shall promptly deliver copies of all such permits, licenses and approvals to the Agent.

            6.17 Purchase of Materials; Conditional Sales Contracts. Except as permitted under Section 7.01(i) or 7.05(e) the Loan Parties shall not purchase or contract for any materials, equipment, furnishings, fixtures or articles of personal property to be placed or installed on the Real Property or in any Improvements in connection with the Rio Expansion Project under any security agreement or other agreement where the seller reserves or purports to reserve title or the right of removal or repossession, or the right to consider them personal property after their incorporation in the work of construction, unless the Agent in each instance has authorized the Loan Parties to do so in writing.

            6.18 Site Visits; Right to Stop Work

                  (a) The Agent, or any Lender and its agents and
            representatives shall have the right at any reasonable time to enter and visit the Real Property for the purposes of performing an appraisal, observing the work of construction and examining all materials, plans, specifications, working drawings and other matters relating to the construction of the Rio Expansion Project. For purposes of these site visits, the Loan Parties shall at all times maintain a full set of working drawings at the construction site. The Agent shall also have the right to examine, copy and audit the books, records, accounting data and other documents of the Loan

            Parties and their contractors which relate to the Rio Expansion Project. In each instance, the Agent or Lender, as the case may be, shall give the Loan Parties reasonable notice before entering the Property. The Agent or Lender, as the case may be, shall make reasonable efforts to avoid interfering with the Loan Parties' use of the Property when exercising any of the rights granted in this Section.

                  (b) If Majority Lenders in their reasonable judgment determine that any work or materials associated with the Rio Expansion Project fail to conform to sound building practices, or that they otherwise depart from any of the requirements of this Agreement, Majority Lenders may require the work to be stopped and withhold disbursements until the matter is corrected. If this occurs, the Loan Parties shall promptly correct the work to the Agent's satisfaction, and pending completion of such corrective work shall not allow any other work to proceed.

                  (c) Neither the Agent nor any Lender is under any duty to
            visit the construction site for the Rio Expansion Project, or to supervise or observe construction or to examine any books or records. Any site visit, observation or examination shall be solely for the purpose of protecting the Agent's and the Lenders' rights and interests. No site visit, observation or examination by the Agent shall impose any liability on the Agent or the Lenders or result in a waiver of any default of the Loan Parties. In no event shall any site visit, observation or examination be a representation that there has been or shall be compliance with any construction plans delivered to the Agent or the Lenders, that the construction is free from defective materials or workmanship, or that the construction complies with the Requirements of Law or any other applicable law of a Governmental Authority. Neither the Loan Parties nor any other party is entitled to rely on any site visit, observation or examination by the Agent or any Lender. Neither the Agent nor any

            Lender owes any duty of care to protect the Loan Parties or any other party against, or to inform the Loan Parties or any other party of, any negligent or defective design or construction of the Improvements, or any other adverse condition affecting the Real Property.

            6.19 Protection Against Lien Claims. Each Loan Party shall promptly pay or otherwise discharge all claims and liens for labor done and materials and services furnished in connection with the Rio Expansion Project. Each Loan Party shall have the right to contest in good faith any claim or lien, provided that they do so diligently and without prejudice to the Agent or delay in completing the Rio Expansion Project. Upon the Agent's request, each Loan Party shall promptly provide a bond, cash deposit or other security which the Agent in the exercise of its reasonable judgment determines to be satisfactory.

            6.20 Signs and Publicity. At the Agent's request, The Loan Parties shall post signs on the Real Property for the purpose of identifying the Lenders as the construction lenders for the Rio Expansion Project, and shall use its best efforts to identify the Lenders in publicity concerning the Rio Expansion Project. In addition, the Agent shall have the right to refer to the Rio Expansion Project in its own promotional and advertising materials. The Loan Parties shall not post signs, or otherwise identify any of the Lenders as the construction lender, except with the Agent's prior written consent in each instance.

            6.21 Leases of Company Premises. Each Loan Party shall notify the Agent promptly of any lease of all or any portion of the Real Property to any Person. Except for the leases set forth on Schedule 6.26 all leases to any Person of any portion of the Real Property (and any renewal or extension of the leases set forth on Schedule 6.26) shall include provisions requiring the tenant to provide the Agent with estoppel certificates in form and substance satisfactory to Majority Lenders within 10 days of the Agent's request. Each Loan Party shall diligently work to obtain such estoppel certificates within such 10 day period. The Agent is hereby authorized to execute, on behalf of the Lenders, non-disturbance agreements in favor of the tenants under each lease described on
Schedule 6.26 and in favor of each tenant under any lease hereafter entered into by a Loan Party with a tenant for retail sales, consumer services or restaurant space, in each case in a form reasonably acceptable to the Agent.

            6.22 Further Assurances.

                  (a) Each Loan Party shall ensure that all written information, exhibits and reports furnished to the Agent or the Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to the Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgment or recordation thereof.

                  (b) Promptly upon request by the Agent or the Majority
            Lenders, each Loan Party shall (and shall cause any of its Subsidiaries to) do, execute, acknowledge, deliver, record, rerecord, file, refile, register and re-register, any and all such further acts, deeds, conveyances, security agreements, Mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments the Agent or such Lenders, as the case may be, may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the Properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Agent and

            Lenders the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document or under any other document executed in connection therewith.

            6.23 Pledge of Borrowers Stock. Not later than 90 days following the Closing Date, (a) the Borrowers shall cause the Parent obtain the approval of the Nevada Gaming Commission to the pledge by the Parent to the Agent, pursuant to the terms of the Parent Security Agreement, of 100% of the capital stock of Borrowers, and (b) the Company shall obtain the approval of the Nevada Gaming Commission to the pledge by the Company to the Agent, pursuant to the terms of the Borrower Security Agreement, of 100% of the capital stock of HLG.

                                   ARTICLE 7
                               NEGATIVE COVENANTS

            The Borrowers hereby jointly and severally covenant and agree that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Majority Lenders waive compliance in writing:

            7.01 Limitation on Liens. The Loan Parties shall not, and shall not suffer or permit any of their respective Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Negative Pledges, Rights of Others or Liens upon or with respect to any parts of their Property, whether now owned or hereafter acquired, or grant any Negative Pledge to any other creditor, other than the following ("Permitted Liens"):

                  (a) any Lien (other than Liens on the Collateral) existing on the Property of the Loan Parties or their respective Subsidiaries on the Closing Date and set forth in Schedule 7.01 securing Indebtedness outstanding on such date;

                  (b) any Negative Pledge or Lien created under any Loan
            Document;

                  (c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that nonpayment thereof is permitted by Section 6.07, provided that no Notice of Lien has been filed or recorded under the Code;

                  (d) carriers', warehousemen's, mechanics', landlords',
            materialmen's, repairmen's or other similar Liens arising in the Ordinary Course of Business which are not delinquent or remain payable without penalty;

                  (e) Liens (other than any Lien imposed by ERISA and other than on the Collateral) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers' compensation, unemployment insurance and other social security legislation;

                  (f) Liens (other than Liens on the Collateral) on the Property of the Loan Parties or any of their respective Subsidiaries securing
            (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the Ordinary Course of Business, provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

                  (g) Liens (other than Liens on the Collateral) consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and all such liens in the aggregate at any time outstanding for the Loan Parties and their respective Subsidiaries do not exceed $1,000,000;

                  (h) easements, rights of way, restrictions and other similar encumbrances incurred in the Ordinary Course of Business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the businesses of the Loan Parties and their respective Subsidiaries;

                  (i) Purchase money security interests on equipment and slot machines only, which are acquired or held by the Loan Parties or their respective Subsidiaries in the Ordinary Course of Business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such equipment or slot machines; provided that (i) any such Lien attaches to such equipment or slot machines concurrently with or within 20 days after the acquisition thereof, (ii) such Lien attaches solely to the equipment or slot machines so acquired in such transaction, (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such equipment or slot machines, (iv) the outstanding principal amount of the Indebtedness incurred following the Existing Credit Agreement Closing Date which is secured by such purchase money security interests shall not at any time exceed, when aggregated with Indebtedness permitted under Section 7.05(e), $30,000,000, and (v) the terms and conditions of any such purchase money loan and the related security interest are acceptable to Majority Lenders;

                  (j) Liens securing Capital Lease Obligations on assets subject to such Capital Leases, provided that such Capital Leases are permitted under Section 7.11(c);

                  (k) Liens on cash in an amount not to exceed $1,000,000
            securing obligations of the Loan Parties as account party under workers' compensation letters of credit permitted under Section 7.08(d);

                  (l) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Loan Parties in excess of those set forth by regulations promulgated by the Federal Reserve Board, and (ii) such deposit account is not intended by the Loan Parties or any of their respective Subsidiaries to provide collateral to the depository institution; and

                  (m) pari passu Liens in favor of the agent and the lenders under the Existing Credit Agreement in Property of the Parent, Borrowers and their Restricted Subsidiaries which is not more extensive than the Liens in favor of the Agent and the Lenders under this Agreement, and which are subject to the Intercreditor Agreement.

            7.02 Disposition of Assets. The Loan Parties shall not, and shall not suffer or permit any of their respective Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

                  (a) dispositions of inventory, or used, worn-out or surplus equipment, all in the Ordinary Course of Business;

                  (b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment; and

                  (c) transfers of assets by any Subsidiary or any Borrower to any Borrower, or transfers of assets by any Subsidiary or any Borrower to any Restricted Subsidiaries with respect to which Sections 6.13 and 6.14 have been complied with.

            7.03 Consolidations and Mergers. The Loan Parties shall not, and shall not suffer or permit any of their respective Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

                  (a) any Subsidiary of the Loan Parties may merge with the Loan
            Parties, provided that the Loan Parties shall be the continuing or surviving corporation, or with any one or more Subsidiaries of the Loan Parties, provided that if any transaction shall be between a Subsidiary and a wholly owned Subsidiary, the wholly owned Subsidiary shall be the continuing or surviving corporation; and

                  (b) any Subsidiary of the Loan Parties may sell all or
            substantially all of its assets (upon voluntary liquidation or otherwise), to the Loan Parties or another wholly owned Subsidiary of the Loan Parties.

            7.04 Loans and Investments. The Loan Parties shall not purchase or acquire, or suffer or permit any of their respective Subsidiaries to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, all or substantially all of the assets of, or any obligations or other securities of, or any interest in, any Person, or make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Loan Parties (collectively, "investments"), except for:

                  (a) investments in Cash Equivalents;

                  (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the Ordinary Course of Business and all extensions of credit to gaming customers to the extent, and of amounts, customarily made available by the Loan Parties in the Ordinary Course of its Business;

                  (c) Investments in Borrowers and Restricted Subsidiaries with respect to which Sections 6.13 and 6.14 have been complied with;

                  (d) Existing Investments through Rio Development in the Rio
            Secco Golf Course;

                  (e) Investments made following the Existing Credit Agreement
            Closing Date in Rio Development in an aggregate amount not to exceed $35,000,000 for the purpose of further development of the Rio Secco Golf Course made when no Default or Event of Default exists or would result therefrom; and

                  (f) Investments following the Existing Credit Agreement
            Closing Date in Cinderlane or New Project Entities for the purpose of constructing improvements to the Cinderlane Property, provided that the aggregate amount of such Investments shall not exceed $60,000,000 unless (i) Cinderlane, the relevant New Project Entity or a Borrower, or another Restricted Subsidiary which is the owner of such real property has granted a guaranty to the Agent pursuant to Section 6.13 and has executed and delivered a deed of trust with respect to the Cinderlane Property to the Agent for the benefit of the Lenders, which deed of trust shall be substantially in the form of the Deed of Trust, (ii) the Borrowers shall have provided the Agent with endorsements to its policy of title insurance assuring the deed of trust to be of first priority, subject only to such exceptions to title as may be acceptable to the Agent and as are disclosed in writing to the Lenders, and (iii) Borrowers or the Restricted Subsidiary owning the Cinderlane Real Property has provided to the Agent such other assurances, opinions, instruments, documents and agreements as the Agent may reasonably request.

            7.05 Limitation on Indebtedness. The Loan Parties shall not, and shall not suffer or permit any of their respective Subsidiaries to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

                  (a) Indebtedness incurred pursuant to this Agreement and
            Indebtedness incurred pursuant to the Existing Credit Agreement;

                  (b) accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the Ordinary Course of Business of the Loan Parties or such Subsidiary in accordance with customary terms and paid within the specified time, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP;

                  (c) Indebtedness consisting of Contingent Obligations
            permitted pursuant to Section 7.08;

                  (d) Indebtedness existing on the Existing Credit Agreement
            Closing Date and set forth in Schedule 7.05;

                  (e) Indebtedness secured by Liens permitted by Section 7.01(i)
            incurred following the Existing Credit Agreement Closing Date in an aggregate principal amount which does not exceed $30,000,000 at any time;

                  (f) Indebtedness incurred in connection with leases permitted pursuant to Section 7.11;

                  (g) Indebtedness incurred when no Default or Event of Default exists having subordination and other terms substantially the same as the Parent's outstanding 9-1/2% Senior Subordinated Notes Due 2007 (other than pricing, but in any event reasonably satisfactory to the Agent and its counsel), providing in any event for no payments of principal prior to the maturity of such Senior Subordinated Notes; and

                  (h) unsecured revolving Indebtedness of the Parent (but not of the Borrowers or their Subsidiaries) to Harrah's in an aggregate principal amount not to exceed $100,000,000 at any time.

            7.06 Transactions with Affiliates. The Loan Parties shall not, and shall not suffer or permit any of their respective Subsidiaries to, enter into any transaction with any Affiliate of the Loan Parties or of any such Subsidiary, except (a) as expressly permitted by this Agreement, or (b) in the Ordinary Course of Business and pursuant to the reasonable requirements of the businesses of the Loan Parties or such Subsidiary; in each case (a) and (b), upon fair and reasonable terms no less favorable to the Loan Parties or such Subsidiary than would be obtained in a comparable arm's length transaction with a Person not an Affiliate of the Loan Parties or such Subsidiary.

            7.07 Use of Proceeds. The Loan Parties shall not use any portion of the Loan proceeds, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Loan Parties or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

            7.08 Contingent Obligations. The Loan Parties shall not, and shall not suffer or permit any of their respective Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except:

                  (a) endorsements for collection or deposit in the Ordinary
            Course of Business;

                  (b) Rate Contracts entered into with respect to the
            obligations and indebtedness evidenced by this Agreement;

                  (c) Contingent Obligations of the Loan Parties and their
            respective Subsidiaries existing as of the Existing Credit Agreement Closing Date and listed in Schedule 7.08;

                  (d) Contingent Obligations of the Loan Parties for workers'
            compensation letters of credit the aggregate face amount of which shall at no time exceed $1,000,000;

                  (e) Guaranty Obligations of the Parent Senior Subordinated
            Notes not exceeding an aggregate principal potential liability of $225,000,000 (until the repayment of Parent Senior Subordinated Notes in connection herewith, at which time such amount shall be permanently reduced in the principal amount so repaid), together with interest thereon and of any additional senior subordinated notes of Parent issued following the Closing Date pursuant to
            Section 7.05(g); provided, that any Guaranty Obligations with respect to Parent Senior Subordinated Notes issued following the Closing Date shall be subordinated to the Obligations on terms and conditions which are similar to those in existence as of the Closing Date with respect to the then outstanding Parent Senior Subordinated Notes and in any event reasonably satisfactory to the Agent and its counsel; and

                  (f) Guaranty Obligations of the Company and/or Rio Resorts
            with respect to Indebtedness of Rio Development and/or Rio Resorts permitted by Section 7.05(e).

                  (g) Contingent Obligations consisting of guaranties of the
            Indebtedness incurred pursuant to the Existing Credit Agreement issued by Parent and the Restricted Subsidiaries which have guaranteed the obligations under this Agreement and which are pari passu with those granted to the Agent and the Lenders.

            7.09 Joint Ventures. The Loan Parties shall not, and shall not suffer or permit any of their respective Subsidiaries to, enter into any Joint Venture, other than in the Ordinary Course of Business.

            7.10 Compliance with. The Loan Parties shall not, and shall not suffer or permit any of their respective Subsidiaries to, (i) terminate any Plan subject to Title IV of ERISA so as to result in any material (in the opinion of the

Majority Lenders) liability to the Loan Parties or any ERISA Affiliate, (ii) permit to exist any ERISA Event or any other event or condition, which presents the risk of a material (in the opinion of the Majority Lenders) liability to any member of the Controlled Group, (iii) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material (in the opinion of the Majority Lenders) liability to Loan Parties or any ERISA Affiliate, (iv) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder which could result in any material (in the opinion of the Majority Lenders) liability to any member of the Controlled Group, or (v) permit the present value of all nonforfeitable accrued benefits under any Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Plan) materially (in the opinion of the Majority Lenders) to exceed the fair market value of Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Plan.

            7.11 Lease Obligations. The Loan Parties shall not, and shall not suffer or permit any of their respective Subsidiaries to, create or suffer to exist any obligations for the payment of rent for any Property under lease or agreement to lease, except for:

                  (a) leases of the Loan Parties and their respective
            Subsidiaries in existence on the Existing Credit Agreement Closing Date and any renewal, extension or refinancing thereof;

                  (b) Operating Leases entered into by the Loan Parties or any of their respective Subsidiaries after the Existing Credit Agreement Closing Date in the Ordinary Course of Business;

                  (c) Capital Leases, other than those permitted under clause
            (a) of this Section 7.11, entered into by the Loan Parties or any of their respective Subsidiaries after the Existing Credit Agreement Closing Date to finance the acquisition of equipment; provided that the aggregate annual rental payments for all such Capital Leases shall not exceed, when aggregated with all other Capital Expenditures during such year, the limits on Capital Expenditures set forth in Section 7.13.

            7.12 Restricted Payments. The Loan Parties shall not, and shall not suffer or permit any of their respective Subsidiaries to, declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding, except for:

                  (a) Dividends, payments or other distributions paid to the
            Loan Parties by their wholly-owned Subsidiaries;

                  (b) Dividends to the Parent made when no Default or Event of
            Default exists or would result therefrom; and

                  (c) Payments of principal and interest with respect to the
            Indebtedness described in Section 7.05(h) made when no Default or Event of Default exists.

            7.13 Capital Expenditures. The Loan Parties and their respective Subsidiaries and Unrestricted Subsidiaries shall not make, or become legally obligated to make, any Capital Expenditures except:

                  (a) Capital Expenditures associated with the Rio Expansion
            Project in an aggregate amount not to exceed $258,000,000; and

                  (b) Other Capital Expenditures (including Maintenance Capital
            Expenditures) which do not exceed $142,000,000.

            7.14 Interest Coverage Ratio. The Borrowers shall not permit the Interest Coverage Ratio, as of the last day of any fiscal quarter, to be less than the ratio set forth opposite that fiscal quarter below:


                  Fiscal Quarters Ending              Ratio
                  ---------------------------         -------
                  December 31, 1998 through and
                  including December 31, 1999         1.75:1.00

                  Thereafter                          2.00:1.00


            7.15 Maximum Total Leverage Ratio. The Borrowers shall not permit the Total Leverage Ratio, as of the last day of any fiscal quarter, to be greater than the ratio set forth opposite that fiscal quarter below:


                  Fiscal Quarters Ending              Ratio
                  ---------------------------         ------

                  September 30, 1998                  5.00:1.00
                  December 31, 1998                   5.25:1.00

                  March 31, 1999                      5.75:1.00
                  June 30, 1999                       5.75:1.00
                  September 30, 1999                  4.75:1.00
                  December 31, 1999                   4.50:1.00

                  Thereafter                          4.00:1.00


            7.16 Maximum Senior Leverage. The Borrowers shall not permit the Senior Leverage Ratio, (a) as of the last day of any fiscal quarter ending on or prior to December 31, 1999, to be greater than 3.50:1.00 and (b) as of the last day of any subsequent fiscal quarter, to be greater than 3.25:1.00.

            7.17 Change in Business. The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, engage in any material line of business substantially different from those lines of businesses carried on by them on the date hereof. The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, engage in any activity which would jeopardize any liquor, casino, gambling or gaming license held by the Loan Parties or which would cause a License Revocation.

            7.18 Change in Structure. Except as expressly permitted under
Section 7.03 or Section 7.04, the Loan Parties shall not and shall not permit any of their respective Subsidiaries to, make any changes in its equity capital structure (including in the terms of its outstanding stock), or amend its certificate of incorporation or bylaws in any material respect.

            7.19 Accounting Changes. The Loan Parties shall not, and shall not suffer or permit any of their respective Subsidiaries to, make any significant changes in accounting treatment or reporting practices, except as required by GAAP or by Gaming Authorities, or change the fiscal year of the Loan Parties or of any of their consolidated Subsidiaries.

            7.20 Other Contracts. The Loan Parties shall not enter into any employment contracts or other employment or service-retention arrangements whose terms, including salaries, benefits and other compensation, are not normal and customary in the industry.

            7.21 Management Agreement. The Loan Parties shall not enter into a management agreement with any other Person with respect to the Real Property and the Improvements unless the form of such agreement and such Person are approved by the Agent.

            7.22 Improvement District. The Loan Parties shall not vote in favor of, or directly or indirectly advocate or assist in the incorporation of any part of the Real Property or the Project into any improvement or community facilities district, special assessment district or other district without the Agent's prior written consent in each instance.

                                   ARTICLE 8
                               EVENTS OF DEFAULT

            8.01 Event of Default. Any of the following shall constitute an "Event of Default":

                  (a) Non-Payment. Any Loan Party fails to pay, (i) when and as required to be paid herein, any
            amount of principal of any Loan, or (ii) within 5 days after the same shall become due, any interest, fee or any other amount payable hereunder or pursuant to any other Loan Document;

                  (b) Representation or Warranty. Any representation or warranty by any Loan Party or any of its Subsidiaries or the Parent made or deemed made herein, in any Loan Document, or which is contained in any certificate, document or financial or other statement by any Loan Party, any of its Subsidiaries, or the Parent or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any Loan Document, shall prove to have been incorrect in any material respect on or as of the date made or deemed made;

                  (c) Specific Defaults. Any Loan Party fails to perform or
            observe any term, covenant or agreement contained in Sections 6.01, 6.02, 6.03, 6.09, 6.11, 6.15, 6.16 or 6.17 or Article 7;

                  (d) Other Defaults. Any Loan Party fails to perform or observe any other term or covenant contained in this Agreement or any Loan Document, and such default shall continue unremedied for a period of 15 days after the earlier of (i) the date upon which a Responsible Officer knew or should have known of such failure or (ii) the date upon which written notice thereof is given to any Loan Party by the Agent or any Lender;

                  (e) Abandonment of Construction. If, following commencement thereof, construction of the Rio Expansion Project is abandoned, or construction of the Rio Expansion Project is not completed on or before December 31, 1999;

                  (f) Government Stoppage. Any Governmental Authority having jurisdiction over the Project orders or requires that construction of the Rio Expansion Project, once commenced, be stopped in whole or in part, or any required approval, license or permit is withdrawn or suspended, and the order, requirement, withdrawal or suspension remains in effect either (i) for a period of thirty (30) consecutive days ("Initial Cure Period"), or (ii) for a total period of ninety (90) days, so long as any Loan Party begins within the Initial Cure Period and diligently continues to take steps to remove the effect of the order, requirement, withdrawal or suspension, and the Agent, exercising reasonable judgment, determines that any Loan Party is reasonably likely to prevail;

                  (g) Condemnation. All or a substantial or material portion of the Real Property is condemned, seized or appropriated by any Governmental Authority; provided, however, that the foregoing shall not constitute an Event of Default if (i) all sums secured by the Deed of Trust are paid in full within 30 days after the date of any such condemnation, seizure or appropriation, and (ii) any Loan Party has executed such documents as the Agent or the Lenders may require evidencing the termination of the Lenders' obligation to make any further Loans under this Agreement;

                  (h) Cross Default. Any Loan Party or any of its Subsidiaries
            (i) fails to make any payment in respect of any Indebtedness or Contingent Obligation when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded;

                  (i) Insolvency; Voluntary Proceedings. Any Loan Party or any
            of its Subsidiaries (i) ceases or fails to be Solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing;

                  (j) Involuntary Proceedings. (i) Any involuntary Insolvency
            Proceeding is commenced or filed against any Loan Party or any Subsidiary of any Loan Party, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any Loan Party's or any of its Subsidiaries' Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) any Loan Party or any of its Subsidiaries admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Loan Party or any of its Subsidiaries acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business;

                  (k) ERISA. (i) A member of the Controlled Group shall fail to pay when due, after the
            expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under a Multiemployer Plan;
            (ii) any Loan Party or an ERISA Affiliate shall fail to satisfy its contribution requirements under Section 412(c)(11) of the Code, whether or not it has sought a waiver under Section 412(d) of the Code; (iii) in the case of an ERISA Event involving the withdrawal from a Plan of a "substantial employer" (as defined in Section 4001(a)(2) or Section 4062(e) of ERISA), the withdrawing employer's proportionate share of that Plan's Unfunded Pension Liabilities is more than $1,000,000; (iv) in the case of an ERISA Event involving the complete or partial withdrawal from a Multiemployer Plan, the withdrawing employer has incurred a withdrawal liability in an aggregate amount exceeding $1,000,000; (v) in the case of an ERISA Event not described in clause (iii) or (iv), the Unfunded Pension Liabilities of the relevant Plan or Plans exceed $1,000,000; (vi) a Plan that is intended to be qualified under Section 401(a) of the Code shall lose its qualification, and the loss can reasonably be expected to impose on members of the Controlled Group liability (for additional taxes, to Plan participants, or otherwise) in the aggregate amount of $1,000,000 or more; (vii) the commencement or increase of contributions to, or the adoption of or the amendment of a Plan by, a member of the Controlled Group shall result in a net increase in unfunded liabilities to the Controlled Group in excess of $1,000,000; (viii) any member of the Controlled Group engages in or otherwise becomes liable for a non-exempt prohibited transaction and the initial tax or additional tax under section 4975 of the Code relating thereto might reasonably be expected to exceed $1,000,000;
            (ix) a violation of section 404 or 405 of ERISA or the exclusive benefit rule under section 401(a) of the Code if such violation might reasonably be expected to expose a member or members of the Controlled Group to monetary liability in excess of $1,000,000; (x) any member of the Controlled Group is assessed a tax under section 4980B of the Code in excess of $1,000,000; or (xi) the occurrence of any combination of events listed in clauses (iii) through (x) that involves a potential liability, net increase in aggregate Unfunded Pension Liabilities, unfunded liabilities, or any combination thereof, in excess of $1,000,000;

                  (l) Monetary Judgments. One or more final (non-interlocutory)
            judgments, orders or decrees shall be entered against any Loan Party or any of its Subsidiaries involving in the aggregate a liability (not fully covered by independent third-party insurance) as to any single or related series of transactions, incidents or conditions, of $1,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof; or

                  (m) Non-Monetary Judgments. Any non-monetary judgment, order or decree shall be rendered against any Loan Party or any of its Subsidiaries which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

                  (n) Guaranties and Collateral.

                        (i) any provision of any Collateral Document, Guaranty
                  or any Parent Collateral Document shall for any reason cease to be valid and binding on or enforceable against any Loan Party or any Subsidiary of any Loan Party or any Guarantor party thereto or any Loan Party or any Subsidiary of any Loan Party or any Guarantor shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or

                        (ii) any Collateral Document or Parent Collateral
                  Documents shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the

                  Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest subject only to Permitted Liens and such failure shall continue unremedied for a period of 10 days after the earlier of (i) the date upon which a Responsible Officer knew or should have known of such failure or (ii) the date upon which written notice thereof is given to any Loan Party by the Agent or any Lender; and provided that such failure is remedied with no loss of priority and that the Lenders or the Agent on behalf of the Lenders are returned to the position they would have been in had no lapse of the security interest, or the priority or perfection thereof ever occurred;

                  (o) Ownership Parent and Company.

                        (i) The Parent any time: (A) ceases to maintain in the
                  aggregate a direct or indirect beneficial equity interest in any Loan Party at least equal to 100% of the beneficial equity interest directly or indirectly held by it on the Existing Credit Agreement Closing Date; or (B) fails to own beneficially, directly or indirectly, capital stock representing voting control of any Loan Party; or

                        (ii) (A) Harrah's ceases to own or control beneficially,
                  directly or indirectly, at least 75% of the outstanding Voting Stock of the Parent, or (B) or any Person or group of Persons (as defined in the Securities Exchange Act of 1934 and regulations thereunder) shall hold or control a greater amount of the Voting Stock of the Parent than the amount owned directly or controlled by Harrah's;

                  (p) Guaranty Obligations. If any claim, demand or request for payment shall be made on any Loan Party or any Subsidiary under or in respect of any Guaranty Obligations permitted by Section 7.08(e);

                  (q) Loss of Licenses.

                        (i) There shall occur any License Revocation; or

                        (ii) any Governmental Authority (other than a Gaming
                  Authority shall revoke or fail to renew any material license, permit or franchise of any Loan Party or any of its Subsidiaries or any Loan Party or any of its Subsidiaries shall for any reason lose any material license, permit or franchise or any Loan Party or any of its Subsidiaries shall suffer the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any material license, permit or franchise;

                  (r) Adverse Change. There shall occur a Material Adverse
            Effect;

                  (s) Rate Contracts. Any Loan Party shall breach or default under any Rate Contract to which any Lender is a party, if the effect of such breach or default is to allow the Lender to proceed against, or otherwise realize from, any Loan Party or any Collateral to satisfy any claim of the Lender against any Loan Party in respect of such Rate Contract;

                  (t) Guarantor Defaults. The Parent shall fail in any material respect to perform or observe any term, covenant or agreement in the Parent Guaranty; or the Parent Guaranty shall for any reason be partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise cease to be in full force and effect, or the Parent or any other Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder; or any event described at paragraphs (i) or (j) shall occur with respect to any Guarantor; or

                  (u) Use of Dividends by Parent. Any dividends received by the
            Parent from any other Loan Party as permitted by Section 7.12(c) are not promptly (i) used to make required interest payments on the Parent Senior Subordinated Notes as and when due, or to redeem the Parent Senior Subordinated Notes, (ii) contributed to the Company, or (iii) used for operating expenses of the Parent in the Ordinary Course of Business.

            8.02 Remedies. If any Event of Default occurs, the Agent shall, at the request of, or may, with the consent of, the Majority Lenders,

                  (a) declare the Commitment of each Lender to make Loans to be terminated, whereupon such Commitments shall forthwith be terminated;

                  (b) declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrowers; and

                  (c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law (subject to any necessary approvals from Gaming Authorities);

            provided, however, that upon the occurrence of any event specified in paragraph (i) or (j) of Section 8.01 above (in the case of clause
            (i) of paragraph (j) upon the expiration of the 60-day period mentioned therein), the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent or any Lender.

            Also, if any Event of Default occurs before Completion of the Rio Expansion Project, the Agent shall have the right in its sole discretion to enter and take possession of the Real Property, whether in person, by agent or by court-appointed receiver, and to take any and all actions which the Agent in its sole discretion may consider necessary to complete construction of the Improvements, including making changes in the construction plans, work or materials and entering into, modifying or terminating any contractual arrangements, all subject to the Agent's right at any time to discontinue any work without liability. If the Agent chooses to complete the Improvements, neither it nor the Lenders shall assume any liability to the Company or any other person for completing the Improvements, or for the manner or quality of construction of the Improvements, and the Company expressly waives any such liability. If the Company exercises any of the rights or remedies provided in this clause, that exercise shall not make the Agent, or cause the Agent to be deemed to be, a partner or joint venturer of the Company. The Agent in its sole discretion may choose to complete construction in its own name. All sums which are expended by the Agent and/or the Lenders in completing construction shall be considered to have been disbursed to the Company and shall be secured by the Collateral; any sums of principal shall be considered to be an additional loan to the Company bearing interest at the Default Rate, as defined in the Note, and shall be secured by the Collateral.

            8.03 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

                                    ARTICLE 9
                                    THE AGENT

            9.01 Appointment and Authorization. Each Lender hereby irrevocably appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent will distribute to Lenders copies of documents received by the Agent pursuant to Sections 2.03, 6.01 and 6.02 from the Loan Parties or the Parent, as the case may be. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

            9.02 Delagation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

            9.03 Liability of Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Loan Parties or any Subsidiary or Affiliate of the Loan Parties, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or for the value of any Collateral or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Loan Parties or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Properties, books or records of the Loan Parties or any of the Loan Party's Subsidiaries or Affiliates.

            9.04 Reliance by Agent.

                  (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Loan Parties), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

                  (b) For purposes of determining compliance with the conditions specified in Article 4, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter either sent by the Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender, unless an officer of the Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from the Lender prior to the initial Borrowing specifying its objection thereto and either such objection shall not have been withdrawn by notice to the Agent to that effect or the Lender shall not have made available to the Agent the Lender's ratable portion of such Borrowing.

            9.05 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or the Loan Parties referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be requested by the Majority Lenders in accordance with Article 8; provided, however, that unless and until the Agent shall have received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

            9.06 Credit Decision. Each Lender expressly acknowledges that none of the Agent-Related Persons has made any representation or warranty to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Loan Parties and their respective Subsidiaries shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated thereby, and made its own decision to enter into this Agreement and extend credit to the Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Loan Parties which may come into the possession of any of the Agent-Related Persons.

            9.07 Indemnification. Whether or not the transactions contemplated hereby shall be consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Loan Parties and without limiting the obligations of the Loan Parties to do so), ratably from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever which may at any time (including at any time following the repayment of the Loans and the termination or resignation of the related Agent) be imposed on, incurred by or asserted against any such Person any way relating to or arising out of this Agreement or any document contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such Person under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Loan Parties. Without limiting the generality of the foregoing, if the Internal Revenue Service or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Lenders in this Section shall survive the payment of all Obligations hereunder.

            9.08 Agent in Individual Capacity. BofA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory or other business with the Loan Parties and their respective Subsidiaries and Affiliates as though BofA were not the Agent hereunder and without notice to or consent of the Lenders. With respect to its Loans, BofA shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" shall include BofA in its individual capacity.

            9.09 Successor Agent. The Agent may, and at the request of the Majority Lenders shall, resign as Agent upon 30 days' notice to the Lenders. If the Agent shall resign as Agent under this Agreement, the Majority Lenders shall appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Loan Parties, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article 9 and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Lenders appoint a successor agent as provided for above.

            9.10 Collateral Matters.

                  (a) The Agent is authorized on behalf of all the Lenders,
            without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral, Parent Collateral or the Collateral Documents or Parent Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral and the Parent Collateral.

                  (b) The Lenders irrevocably authorize the Agent, at its option and in its discretion, to release any Guaranty and to release any Lien granted to or held by the Agent upon any Collateral or Parent Collateral (i) upon termination of the Commitments and payment in full of all Loans and all other Obligations payable under this Agreement and under any other Loan Document; (ii) constituting Property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; (iii) constituting Property in which the Loan Parties or any Subsidiary of Loan Parties, or Guarantor, as applicable, owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting Property leased to the Loan Parties or any Subsidiary of the Loan Parties or any Guarantor under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Loan Parties or such Subsidiary or Guarantor to be, renewed or extended; (v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the indebtedness evidenced thereby has been paid in full; or (vi) if approved, authorized or ratified in writing by the Majority Lenders or all the Lenders, as the case may be, as provided in Section 10.01(f). Upon request by the Agent at any time, the Lenders will confirm in writing the Agent's authority to release particular types or items of Collateral or Parent Collateral pursuant to this Section 9.10(b).

                  (c) Each Lender agrees with and in favor of each other (which agreement shall not be for the benefit of the Loan Parties or any of their respective Subsidiaries) that the Loan Parties' obligation to such Lender under this Agreement and the other Loan Documents is not and shall not be secured by any real property collateral now or hereafter acquired by such Lender other than the real property described in the Deed of Trust or any other Mortgage entered into pursuant to the Loan Documents.

                                   ARTICLE 10
                                  MISCELLANEOUS

            10.01 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Borrowers therefrom, shall be effective unless the same shall be in writing and signed by the Majority Lenders, the Borrowers and acknowledged by the Agent, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders, the Borrowers and acknowledged by the Agent, do any of the following:

                  (a) increase the Aggregate Commitment;

                  (b) increase or extend the Commitment of any Lender (or
            reinstate any Commitment terminated pursuant to Section 8.02(a)) or subject any Lender to any additional obligations without the consent of that Lender;

                  (c) postpone or delay any date fixed for any payment of
            principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any Loan Document;

                  (d) reduce the principal of, or the rate of interest specified herein on any Loan, or of any fees or other amounts payable hereunder or under any Loan Document;

                  (e) change the percentage of the Commitments or of the
            aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;

                  (f) amend this Section 10.01 or Section 2.14; or

                  (g) discharge any Guarantor, or release any material portion of the Collateral or Parent Collateral except as otherwise may be provided in the Collateral Documents or Parent Collateral Documents or except where the consent of the Majority Lenders only is specifically provided for;

            and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Majority Lenders or all the Lenders, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document.

            10.02 Notices.

                  ((a) All notices, requests and other communications provided for hereunder shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by any Borrower by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on the applicable signature page hereof, and (ii) shall be followed promptly by a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on the applicable signature page hereof; or, as directed to any Borrower or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to each other party, at such other address as shall be designated by such party in a written notice to any Borrower and the Agent. Any notice given to any Borrower shall be deemed to have been given to all Loan Parties.

                  (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next day) delivery, or transmitted by facsimile machine, respectively, or if delivered, upon delivery, except that notices pursuant to Article 2 or 9 shall not be effective until actually received by the Agent.

                  (c) The Loan Parties acknowledge and agree that any agreement of the Agent and the Lenders at Article 2 herein to receive certain notices by telephone and facsimile is solely for the convenience and at the request of the Loan Parties. The Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Loan Parties to give such notice and the Agent and the Lenders shall not have any liability to the Loan Parties or other Person on account of any action taken or not taken by the Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Loan Parties to repay the Loans shall not be affected in any way or to any extent by any failure by the Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Lenders of a confirmation which is at variance with the terms understood by the Agent and the Lenders to be contained in the telephonic or facsimile notice.

            10.03 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

            10.04 Costs and Expenses. The Borrowers jointly and severally shall, whether or not the transactions contemplated hereby shall be consummated:

                  (a) pay or reimburse Agent and Lead Arranger within five
            Business Days after demand (subject to Section 4.01(r)) for all costs and expenses incurred by Agent or Lead Arranger, as applicable, in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including the reasonable Attorney Costs incurred with respect thereto upon presentation of an invoice therefor together with reasonable supporting documentation;

                  (b) pay or reimburse each Lender and the Agent within five
            Business Days after demand (subject to Section 4.01(r)) for all costs and expenses incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding) under this Agreement, any other Loan Document, and any such other documents, including Attorney Costs incurred by the Agent and any Lender upon presentation of an invoice therefor together with reasonable supporting documentation; and

                  (c) pay or reimburse BofA (including in its capacity as Agent)
            within five Business Days after demand (subject to Section 4.01(r) for all appraisal (including the allocated cost of internal appraisal services), audit, environmental inspection and review (including the allocated cost of such internal services), search and filing costs, fees and expenses, incurred or sustained by BofA (including in its capacity as Agent) in connection with the matters referred to under Sections (a) and (b) of this Section upon presentation of an invoice therefor together with reasonable supporting documentation.

            10.05 Indemnity. Whether or not the transactions contemplated hereby shall be consummated:

                  (a) General Indemnity. The Borrowers jointly and severally shall pay, indemnify, and hold each Lender, the Lead Arranger, the Agent and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, and the reasonable costs, charges, expenses or disbursements (including Attorney Costs) of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and any other Loan Documents, or the transactions contemplated hereby and thereby, and with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Borrowers jointly and severally shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnified Person.

                  (b) Environmental Indemnity.

                        (i) The Borrowers jointly and severally hereby agree to
                  indemnify, defend and hold harmless each Indemnified Person, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, and the reasonable costs, charges, expenses or disbursements (including Attorney Costs and the allocated cost of internal environmental audit or review services), which may be incurred by or asserted against such Indemnified Person in connection with or arising out of any pending or threatened investigation, litigation or proceeding, or any action taken by any Person, with respect to any Environmental Claim arising out of or related to any Property subject to a Mortgage in favor of the Agent or any Lender. No action taken by legal counsel chosen by the Agent or any Lender in defending against any such investigation, litigation or proceeding or requested remedial, removal or response action shall vitiate or any way impair the Borrowers' obligation and duty hereunder to indemnify and hold harmless the Agent and each Lender.

                        (ii) In no event shall any site visit, observation, or
                  testing by the Agent or any Lender be deemed a representation or warranty that Hazardous Materials are or are not present in, on, or under the site, or that there has been or shall be compliance with any Environmental Law. Neither the Borrowers nor any other Person is entitled to rely on any site visit, observation, or testing by the Agent or any Lender. Neither the Agent nor any Lender owes any duty of care to protect the Borrowers or any other Person against, or to inform the Borrowers or any other party of, any Hazardous Materials or any other adverse condition affecting any site or Property. Neither the Agent nor any Lender shall be obligated to disclose to the Borrowers or any other Person any report or findings made as a result of, or in connection with, any site visit, observation, or testing by the Agent or any Lender.

                  (c) Survival; Defense. The obligations in this Section 10.05 shall survive payment of all other Obligations. At the election of any Indemnified Person, the Company shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person's sole discretion, at the sole reasonable cost and expense of the Company. All amounts owing under this Section 10.05 shall be paid within 30 days after demand.

            10.06 Marshaling; Payments Set Aside. Neither the Agent nor the Lenders shall be under any obligation to marshall any assets in favor of the Borrowers or any other Person or against or in payment of any or all of the Obligations. To the extent that the Borrowers makes a payment or payments to the Agent or the Lenders, or the Agent or the Lenders enforce their Liens or exercise their rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party in connection with any Insolvency Proceeding, or otherwise, then to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

            10.07 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrowers may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Lender.

            10.08 Assignments, Participations, etc

                  (a) Any Lender may, with the written consent of the Borrowers at all times other than during the existence of an Event of Default and the Agent, which consents shall not be unreasonably withheld, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Borrowers or the Agent shall be required in connection with any assignment and delegation by a Lender to a Lender Affiliate of such Lender or to another Lender) (each an "Assignee") all, or any ratable part of all, of the Loans, the Commitments and the other rights and obligations of such Lender hereunder, in a minimum amount of the lesser of $5,000,000 or such Lender's entire remaining interest in the Loans, the Commitments and the other rights and obligations hereunder; provided, however, that (i) the Borrowers and the Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (A) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrowers and the Agent by such Lender and the Assignee; (B) such Lender and its Assignee shall have delivered to the Borrowers and the Agent an Assignment and Acceptance in the form of Exhibit E ("Assignment and Acceptance") together with any Note or Notes subject to such assignment and (C) the assignor Lender or Assignee has paid to the Agent a processing fee in the amount of $2500.

                  (b) From and after the date that the Agent notifies the
            assignor Lender that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

                  (c) Within five Business Days after its receipt of notice by the Agent that it has received an executed Assignment and Acceptance and payment of the processing fee, the Borrowers shall execute and deliver to the Agent, new Notes evidencing such Assignee's assigned Loans and Commitment and, if the assignor Lender has retained a portion of its Loans and its Commitment, replacement Notes in the principal amount of the Loans retained by the assignor Lender (such Notes to be in exchange for, but not in payment of, the Notes held by such Lender). Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement, shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

                  (d) Any Lender may at any time sell to one or more commercial banks or other Persons not Affiliates of the Borrowers (a "Participant") participating interests in any Loans, the Commitment of that Lender and the other interests of that Lender (the "originating Lender") hereunder and under the other Loan Documents; provided, however, that (i) the originating Lender's obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Borrowers and the

            Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender's rights and obligations under this Agreement and the other Loan Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant shall have rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Lenders as described in the first proviso to Section 10.01. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 3.01, 3.03 and 10.05 as though it were also a Lender hereunder, and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.

                  (e) Each Lender agrees to take normal and reasonable
            precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" by the Borrowers and provided to it by the Borrowers or any Subsidiary of the Borrowers, or by the Agent on such Borrower's or Subsidiary's behalf, in connection with this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement; except to the extent such information (i) was or becomes generally available to the public other than as a result of a disclosure by the Lender, or (ii) was or becomes available on a nonconfidential basis from a source other than the Borrowers, provided that such source is not bound by a confidentiality agreement with the Borrowers known to the Lender; provided further, however, that any Lender may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Lender is subject or in connection with an examination of such Lender by any such authority;
            (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; and (D) to such Lender's independent auditors and other professional advisors. Notwithstanding the foregoing, the Borrowers authorizes each Lender to disclose to any Participant or Assignee (each, a "Transferee") and to any prospective Transferee, such financial and other information in such Lender's possession concerning the Borrowers or its Subsidiaries which has been delivered to Agent or the Lenders pursuant to this Agreement or which has been delivered to the Agent or the Lenders by the Borrowers in connection with the Lenders' credit evaluation of the Borrowers prior to entering into this Agreement; provided that, unless otherwise agreed by the Borrowers, such Transferee agrees in writing to such Lender to keep such information confidential to the same extent required of the Lenders hereunder.

                  The Borrowers acknowledge that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrowers, or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and the Borrowers hereby authorize each Lender to share any information delivered to such Lender by the Borrowers and their Affiliates pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by any obligation of confidentiality as if it were a Lender hereunder. Such Authorization shall survive the repayment of the Loans and other Obligations and the termination of the Commitments.

                  (f) Notwithstanding any other provision contained in this
            Agreement or any other Loan Document to the contrary, any Lender may assign all or any portion of the Loans or Notes held by it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank, provided that any payment in respect of such assigned Loans or Notes made by the Borrowers to or for the account of the assigning or pledging Lender in accordance with the terms of this Agreement shall satisfy the Borrowers' obligations hereunder in respect to such assigned Loans or Notes to the extent of such payment. No such assignment shall release the assigning Lender from its obligations hereunder.

                  (g) Upon the assignment pursuant to this Section 10.08 of all, or any ratable part of, the Loans, the Commitments and the other rights and obligations of a Lender to an Assignee, such Assignee shall become a party to the Intercreditor Agreement and be bound by all terms and conditions contained therein.

            10.09 Setoff. In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists, each Lender is authorized at any time and from time to time, without prior notice to the Borrowers, any such notice being waived by the Borrowers to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing to, such Lender to or for the credit or the account of the Borrowers against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Borrowers and the Agent after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section 10.09 are in addition to the other rights and remedies (including other rights of setoff) which the Lender may have. NOTWITHSTANDING THE FOREGOING, NO LENDER SHALL EXERCISE, OR ATTEMPT TO EXERCISE, ANY RIGHT OF SETOFF, BANKER'S LIEN, OR THE LIKE, AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF THE BORROWERS OR ANY SUBSIDIARY OF THE BORROWERS HELD OR MAINTAINED BY THE LENDER WITHOUT THE PRIOR WRITTEN CONSENT OF THE MAJORITY LENDERS.

            10.10 Notification of Addresses, Lending Offices, Etc. Each Lender shall notify the Agent in writing of any changes in the address to which notices to the Lender should be directed, of addresses of its Eurodollar Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

            10.11 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Agent.

            10.12 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

            10.13 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrowers, the Lenders and the Agent, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither the

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

Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or other Loan Documents.

            10.14 Time. Time is of the essence as to each term or provision of this Agreement and each of the other Loan Documents.

            10.15 Governing Law and Jurisdiction.

                  (a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND
            CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEVADA; PROVIDED THAT THE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

                  (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS
            AGREEMENT AND ANY OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEVADA OR OF THE UNITED STATES FOR THE DISTRICT OF NEVADA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWERS, THE AGENT AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE BORROWERS, THE AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE BORROWERS, THE AGENT AND THE LENDERS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEVADA LAW.

            10.16 Waiver of Jury Trial. THE BORROWERS, THE LENDERS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWERS, THE LENDERS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

            10.17 Notice of Claims; Claims Bar. THE BORROWERS HEREBY AGREE THAT IT SHALL GIVE PROMPT WRITTEN NOTICE OF ANY CLAIM OR CAUSE OF ACTION IT BELIEVES IT HAS, OR MAY SEEK TO ASSERT OR ALLEGE AGAINST THE AGENT OR ANY LENDER, WHETHER SUCH

CLAIM IS BASED IN LAW OR EQUITY, ARISING UNDER OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, OR TO THE LOANS (OR THE COLLATERAL THEREFOR), OR ANY ACT OR OMISSION TO ACT BY THE AGENT OR ANY LENDER WITH RESPECT HERETO OR THERETO, AND THAT IF IT SHALL FAIL TO GIVE SUCH PROMPT NOTICE TO THE AGENT WITH REGARD TO ANY SUCH CLAIM OR CAUSE OF ACTION, IT SHALL BE DEEMED TO HAVE WAIVED, AND SHALL BE FOREVER BARRED FROM BRINGING OR ASSERTING SUCH CLAIM OR CAUSE OF ACTION IN ANY SUIT, ACTION OR PROCEEDING IN ANY COURT OR BEFORE ANY GOVERNMENTAL AGENCY.

            10.18 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Borrowers, the Lenders and the Agent, and supersedes all prior or contemporaneous Agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof, except for the fee letter referenced in Sections 2.10, and any prior arrangements made with respect to the payment by the Borrowers of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Agent or the Lenders.

            10.19 Interpretation. This Agreement is the result of negotiations between and has been reviewed by counsel to the Agent, the Borrowers and other parties, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or the Agent merely because of the Agent's or Lenders' involvement in the preparation of such documents and agreements.

            10.20 Guarantor and Suretyship Provisions.

                  (a) Each Borrower shall be jointly and severally liable for the repayment of all Loans.

                  (b) Conditions to Exercise of Rights. Each Borrower hereby waives any right it may now or hereafter have to require the Agent or the Lenders, as a condition to the exercise of any remedy or other right against such Debtor hereunder or under any other document executed by such Debtor in connection with any Obligation,
            (i) to proceed against any

            Borrower or other Person, or against any other collateral assigned to the Agent by such Debtor or any other Person, (ii) to pursue any other right or remedy in the Agent or any Lender's power, (iii) to give notice of the time, place or terms of any public or private sale of real or personal property collateral assigned to the Agent by any Borrower or other Person (other than such Borrower), or otherwise to comply with the Nevada enactment of the Uniform Commercial Code (as modified or recodified from time to time) with respect to any such personal property collateral, or (iv) to make or give (except as otherwise expressly provided in the Loan Documents) any presentment, demand protest, notice of dishonor, notice of protest or other demand or notice of any kind in connection with any Obligation.

                  (c) Defenses. Each Borrower hereby waives any defense it may now or hereafter have that relates to: (i) any disability or other defense of any Borrower or other Person; (ii) the cessation, from any cause other than full performance, of the obligations of any Borrower or other Person; (iii) the application of the proceeds of any Obligation, by any Borrower or other Person, for purposes other than the purposes represented to such Debtor by any Borrower or otherwise intended or understood by such Debtor; (iv) any act or omission by the Agent or the Lenders which directly or indirectly results in or contributes to the release of any Borrower or other Person or any collateral for any Obligations; (v) the unenforceability or invalidity of any collateral assignment or guaranty with respect to any Obligation, or the lack of perfection or continuing perfection or lack of priority of any lien which secures any Obligation; (vi) any failure of the Agent or the Lenders to marshal assets in favor of such Borrower or any other Person;
            (vii) any modification of any Obligation, including any renewal, extension, acceleration or increase in interest rate; (viii) any election of remedies by the Agent or the Lenders that impairs any subrogation or other right of any Borrower to proceed against any other Borrower or other Person, including any loss of rights resulting from anti-deficiency laws relating to nonjudicial foreclosures of real property or other laws limiting, qualifying or discharging obligations or remedies; (ix) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety's or guarantor's obligation in proportion to the principal obligation; (x) any failure of the Agent or the Lenders to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person; (xi) the election by the Agent or the Lenders, in any bankruptcy proceeding of any Person, of the application or non-application of Section 1111(b)(2) of the United States Bankruptcy Code; (xii) any extension of credit or the grant of any lien under Section 364 of the United States Bankruptcy Code; (xiii) any use of cash collateral under Section 363 of the United States Bankruptcy Code; or (xiv) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person.

                  (d) Subrogation. Each Borrower hereby waives (i) any right of subrogation which such Borrower may now or hereafter have against any other Borrower that relates to any Obligation, (ii) any right to enforce any remedy such Borrower may now or hereafter have against any other Borrower that relates to any Obligation (including without limitation any right of reimbursement, indemnity or contribution), and (iii) any right to participate in any collateral now or hereafter assigned to the Agent or the Lenders with any collateral now or hereafter assigned to the Agent or the Lenders with respect to any Obligation (and each Borrower further agrees that, if and to the extent that any waiver set forth in this section is ever held to be unenforceable, all such rights of subrogation, enforcement and participation shall be junior and subordinate to the right of the Agent or the Lenders to obtain payment and performance of the Obligations and to all rights of the Agent or the

            Lenders in and to any property which now or hereafter serves as collateral security for any Obligation).

                  (e) Borrower Information. Each Borrower warrants and agrees:
            (i) that such Borrower has not relied, and will not rely, on any representations or warranties by the Agent or the Lenders to such Borrower with respect to the creditworthiness of any Borrower or the prospects of payment of any Obligation from sources other than the Collateral; (ii) that such Borrower has established and/or will establish adequate means of obtaining from each Borrower on a continuing basis financial and other information pertaining to the business operations, if any, and financial condition of such Borrower; (iii) that such Borrower assumes full responsibility for keeping informed with respect to any Borrower's business operation, if any, and financial condition; and (iv) that the Agent or the Lenders shall have no duty to disclose or report to such Borrower any information now or hereafter known to the Agent or the Lenders with respect to any information now or hereafter known to the Agent or the Lenders with respect to any Borrower, including without limitation information relating to any Borrower's business operation or financial condition.

                  (f) Other Rights of Sureties. Each Borrower hereby waives all other rights it may now or hereafter have, whether or not similar to any of the foregoing, by reason of laws of the State of Nevada pertaining to sureties or guarantors.

                  (g) Subordination. Until all of the Obligations have been
            fully paid and performed, (i) each Borrower hereby agrees that all existing and future indebtedness and other obligations of such Borrower to any other Borrower (collectively, the "Subordinated Debt") shall be and are hereby subordinated to all Obligations which constitute obligations of the applicable Borrower, and the payment thereof is hereby deferred in right of payment to the prior payment and performance of all such Obligations; (ii) such Borrower shall not collect or receive any cash or non-cash payments on any Subordinated Debt or transfer all or any portion of the Subordinated Debt; and (iii) in the event that, notwithstanding the foregoing, any payment by, or distribution of assets of, any Borrower with respect to any Subordinated Debt is received by such Borrower such payment or distribution shall be held in trust and immediately paid over to the Agent or the Lenders, is hereby assigned to the Agent or the Lenders as security for the Obligations, and shall by held by the Agent or the Lenders in an interest bearing account until all Obligations have been fully paid and preformed.

                  (h) Lawfulness and Reasonableness. Each Borrower warrants that all of the waivers in this Agreement are made with full knowledge of their significance, and of the fact that events giving rise to any defense or other benefit waived by such Borrower may destroy or impair right which such Borrower would otherwise have against the Agent or the Lenders, any Borrower and other Persons, or against collateral. Each Borrower agrees that all such waivers are reasonable under the circumstances and further agrees that, if any such waiver is determined (by a court of competent jurisdiction) to be contrary to any law or public policy, such waiver shall be effective to the fullest extent permitted by law.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                        RIO PROPERTIES, INC.,
                                        a Nevada corporation

                                        By: /s/ Ronald J. Radcliffe
                                            -------------------------

                                        Title: Treasurer
                                               ----------------------

                                        By:  /s/ I. Scott Bogatz
                                             ------------------------

                                        Title: Secretary
                                               ----------------------

                                        RIO LEASING, INC.,
                                        a Nevada corporation

                                        By: /s/ Ronald J. Radcliffe
                                            ------------------------

                                        Title: Secretary
                                               ---------------------

                                        By: /s/ I. Scott Bogatz
                                            ------------------------

                                        Title: Counsel
                                               ---------------------

                                        Address for notices for both Borrowers:
                                        3700 West Flamingo Road
                                        Las Vegas, Nevada 89103
                                        Attn: Chief Executive Officer
                                        Facsimile: (702)
                                        Tel: (702)

                                      BANK OF AMERICA NATIONAL TRUST AND SAVINGS
                                      ASSOCIATION,
                                      as Agent

                                      By:  /s/ Janice Hammond
                                           -------------------------------------

                                      Title: Vice President, Agency
                                             Specialist
                                             -----------------------------------

                                      Address for notices:
                                      555 South Flower Street, 11th Floor
                                      Los Angeles, CA 90017
                                      Attn: Global Agency #5596
                                      Facsimile: (213) 228-9861
                                      Tel: (213) 228-2299

                                      Address for payments:
                                      1850 Gateway Blvd.
                                      Concord, California 94520

                                      BANK OF AMERICA NATIONAL TRUST AND SAVINGS
                                      ASSOCIATION, as a Lender

                                      By: /s/ Scott L. Faber
                                          --------------------------------------

                                      Title: Vice President
                                             Bank of America NT&SA
                                             -----------------------------------

                                      Address for notices:
                                      Domestic and Eurodollar Lending
                                      Office:
                                      1850 Gateway Boulevard
                                      Concord, California 94520

                                        LENDERS

                                        BANKS

                                        WELLS FARGO BANK, N.A.

                                        By: /s/ Sue Fuller
                                            -------------------------------

                                        Title: Vice President
                                               ----------------------------

                                        Address for notices:
                                        1 East First Street, Suite 300
                                        MAC 4611-031
                                        Reno, NV 89504
                                        Attn: Sue Fuller, Vice President
                                        Facsimile: (702) 334-5637
                                        Tel: (702) 334-5633

                                        Address for Domestic and Eurodollar
                                        Lending Office:
                                        201 3rd Street, 8th Floor
                                        San Francisco, CA 94103
                                        Attn: Oscar Enriquez
                                        Facsimile: (415) 979-0675
                                        Tel: (415) 477-5425

                                        THE FIRST NATIONAL BANK OF CHICAGO

                                        By: /s/ Mark A. Isley
                                            --------------------------------

                                        Title: First Vice President
                                               -----------------------------

                                        Address for notices and Domestic and
                                        Eurodollar Lending Office:

                                        Robert F. Simon, CSA
                                        The First National Bank of Chicago
                                        1132/1-10
                                        One First National Plaza
                                        Chicago, Illinois 60670
                                        312/732-8543
                                        312/732-4840 FAX


                                        SOCIETE GENERALE

                                        By: /s/ Donald L. Schubert
                                            --------------------------------

                                        Title: Managing Director
                                               -----------------------------

                                        Address for notices and Domestic and
                                        Eurodollar Lending Office:
                                        2029 Century Park East, Suite 2900
                                        Los Angeles, CA 90067
                                        Attn: Donald L. Schubert
                                        Facsimile: (310) 551-1537
                                        Tel: (310) 788-7104

                                        ABN AMRO BANK N.V.

                                        By: /s/ Jeffrey A. French
                                            ---------------------------------

                                        Title: Group Vice President &
                                               Director
                                               ------------------------------

                                        By: /s/ Michael M. Tolentino
                                            ---------------------------------

                                        Title: Vice President
                                               ------------------------------

                                        Address for notices:
                                        ABN AMRO Bank N.V.
                                        101 California Street, Suite 4550
                                        San Francisco, California 94111-5812
                                        Attn: Jeffrey A. French
                                              Group Vice President & Director
                                        415/984-3703 telephone
                                        415/362-3524 telecopier

                                        Address for Domestic and Eurodollar
                                        Lending Office:
                                        ABN AMRO Bank N.V.
                                        Loan Administration
                                        208 South LaSalle Street, Suite 1500
                                        Chicago, Illinois 60604-1003
                                        312/992-5153 telephone
                                        312/992-5158 telecopier

                                        U.S. BANK OF NEVADA

                                        By: /s/ David Walquist
                                            -----------------------------------

                                        Title: Vice President
                                               --------------------------------

                                        Address for notices:
                                        2300 W. Sahara, Suite 120
                                        Las Vegas, NV 89102
                                        Attn: David Walquist, Vice President
                                        Facsimile: (702) 386-3916
                                        Tel: (702) 386-3938

                                        Domestic and Eurodollar Lending Office:
                                        U.S. Bank, N.A.
                                        555 Southwest Oak Street
                                        Portland, OR 97204
                                        Attn: J. Rameriz
                                              Commercial Loan Servicing West
                                              PL-7

                                        BANK OF SCOTLAND

                                        By: /s/ Annie Chin Tat
                                            ----------------------------------

                                        Title: Senior Vice President
                                               -------------------------------

                                        By:
                                            ----------------------------------

                                        Title:
                                               -------------------------------

                                        Address for notices:

                                        Bank of Scotland
                                        565 5th Avenue, 5th Floor
                                        New York, New York   10017
                                        Attn: Annie Chin Tat, Senior Vice
                                              President
                                        Telephone: 212/450-0871
                                        Facsimile: 212/557-9460

                                        and

                                        Bank of Scotland
                                        Suite 1760
                                        660 South Figueroa Street
                                        Los Angeles, California 90017-3548
                                        Attn: Allan Jackson, Regional Director
                                        213/629-3057
                                        213/489-3594 FAX

                                        Address for Domestic and Eurodollar
                                        Lending Office:

                                        Bank of Scotland
                                        565 5th Avenue, 5th Floor
                                        New York, New York 10017
                                        Attn: Annie Chin Tat, Senior Vice
                                        President
                                        Telephone: 212/450-0871
                                        Facsimile: 212/557-9460

                                  Schedule 2.01

                              RIO PROPERTIES, INC./
                                RIO LEASING, INC.
                   $125,000,000 SENIOR SECURED CREDIT FACILITY


               Lender                                 Amount         Percentage
----------------------------------                 ------------     -----------
Bank of America National Trust and
Savings Association                                $ 23,000,000     18.40000000%

SG                                                 $ 20,000,000     16.00000000%

The First National Bank of Chicago                 $ 20,000,000     16.00000000%

Wells Fargo Bank, N.A                              $ 20,000,000     16.00000000%

ABN AMRO Bank N.V                                  $ 14,000,000     11.20000000%

U.S. Bank, National Association                    $ 14,000,000     11.20000000%

Bank of Scotland                                   $ 14,000,000     11.20000000%

Total                                              $125,000,000    100.00000000%

